Exhibit 2.1

Execution Copy

PURCHASE AND ASSUMPTION AGREEMENT

by and between

SELECT BANK & TRUST COMPANY,

a North Carolina banking corporation

as Buyer

and

YADKIN BANK,

a North Carolina banking corporation

as Seller

Dated as of June 19, 2015

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3.3	Compliance with Laws, Permits and Instruments	23
3.4	Litigation	23
3.5	Consents	23
3.6	Brokerage Fees	23
3.7	Regulatory Conditions	23
3.8	Representations Not Misleading	23

ARTICLE 4	COVENANTS OF SELLER	24

4.1	Reasonable Efforts	24
4.2	Regulatory Approvals	24
4.3	Required Acts of Seller	24
4.4	Prohibited Acts of Seller	25
4.5	Access; Pre-Closing Investigation and Post-Closing Conversion.	27
4.6	Untrue Representations	27
4.7	Notice of Adverse Changes, Litigation and Claims	27
4.8	No Disclosure or Negotiation with Others	27
4.9	Notices to Customers	28
4.10	Removal of Seller's Signage.	28
4.11	Right of First Refusal on Porters Neck Branch.	28

ARTICLE 5	COVENANTS OF BUYER	29

5.1	Reasonable Efforts	29
5.2	Regulatory Approvals	29
5.3	Notice of Adverse Changes, Litigation and Claims	30
5.4	Notice to Customers.	30
5.5	Use of Name	31
5.6	No Disclosure to Others	31

ARTICLE 6	CONDITIONS PRECEDENT TO THE OBLIGATIONS OF BUYER	31

6.1	Compliance with Representations, Warranties and Agreements	31
6.2	Necessary Corporate Actions	31
6.3	Governmental Approvals	32
6.4	No Litigation	32
6.5	No Material Adverse Change With Respect to the Assets and Liabilities	32
6.6	Consents of Third Parties	32
6.7	Documentation	32
6.8	Title to Real Property	32
6.9	Material Defects	32

ARTICLE 7	CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SELLER	33

7.1	Compliance with Representations, Warranties and Agreements	33
7.2	Necessary Corporate Actions	33
7.3	Governmental and Other Approvals	33
7.4	No Litigation	33
7.5	Consents of Third Parties	34

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7.6	Documentation	34

ARTICLE 8	SURVIVAL OF REPRESENTATIONS, WARRANTIES, AGREEMENTS AND OBLIGATIONS; INDEMNIFICATION	34

8.1	Survival	34
8.2	Indemnification by Seller	34
8.3	Indemnification by Buyer	35
8.4	Limit on Indemnities	35
8.5	Definitions	36

ARTICLE 9	OPERATIONAL AGREEMENTS	37

9.1	Payment of Checks, Drafts, and Orders	37
9.2	Clearing Items	37
9.3	Returned Items	37
9.4	Data Processing	38
9.5	Compliance with Garnishments and Similar Orders	38
9.6	Direct Deposit Arrangements	38
9.7	Continuing Cooperation	38
9.8	Final Statements	39
9.9	Interest Reporting and Withholding	39
9.10	Loans	39
9.11	Other Items	40
9.12	Safe Deposit Box and Safekeeping Business	41
9.13	No Establishment of Offices	41
9.14	Non-Solicitation Agreement	42
9.15	Books and Records	42
9.16	Taxes	42
9.17	Allocation of Purchase Price	43
9.18	Actions With Respect to Custodial/Fiduciary Accounts	43

ARTICLE 10	EMPLOYEE MATTERS	44

10.1	Notice to Employees and Information	44
10.2	Offer of Employment	45
10.3	Non-Assumed Employee; Costs of Termination	45
10.4	Communications	45
10.5	Seller’s Retention of Liabilities	45
10.6	No Third Party Beneficiaries	45
10.7	Non-Solicitation of Employees	46

ARTICLE 11	TERMINATION AND ABANDONMENT	46

11.1	Right of Termination	46
11.2	Notice of Termination	47
11.3	Effect of Termination	47

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ARTICLE 12	MISCELLANEOUS	47

12.1	Entire Agreement	47
12.2	Multiple Counterparts	47
12.3	Amendment	47
12.4	Notices	47
12.5	Binding Effect	48
12.6	Governing Law	48
12.7	Attorneys’ Fees and Costs Upon Enforcement	49
12.8	Severability	49
12.9	Assignability	49
12.10	Rules of Construction	49
12.11	Expenses	49
12.12	Waiver	49
12.13	Specific Performance	50
12.14	Public Disclosure	50
12.15	Confidential Information	50

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SCHEDULES

Schedule 1.1(A)	-	Loans
Schedule 1.1(B)	-	Safe Deposit Contracts
Schedule 1.1(E)	-	Legal Description of Real Property
Schedule 1.1(F)	-	Branch Personal Property
Schedule 1.3(A)	-	Deposits
Schedule 2.9	-	Consents
Schedule 10.2	-	Offer Employees

Exhibits

Exhibit A-1	-	Closing Statement
Exhibit A-2	-	Adjusted Closing Statement
Exhibit B	-	Bill of Sale and Assignment
Exhibit C	-	Assignment and Assumption Agreement
Exhibit D	-	Limited Power of Attorney
Exhibit E	-	Resignation and Appointment Agreement

PURCHASE AND ASSUMPTION AGREEMENT

THIS PURCHASE AND ASSUMPTION AGREEMENT (this “Agreement”) is made and entered into as of the 19th day of June, 2015, by and between SELECT BANK & TRUST COMPANY, a North Carolina banking corporation with its main office in Dunn, North Carolina (“Buyer”), and Yadkin Bank, a North Carolina banking corporation with its main office in Statesville, North Carolina (“Seller”).

RECITALS:

WHEREAS, Seller desires to sell and transfer to Buyer, and Buyer desires to purchase and acquire from Seller, certain loans and assets associated with Seller’s branch offices located at (i) 1101 New Pointe Boulevard, Leland, NC 28451 (the “Leland Branch”) and (ii) 168 NC Highway 24, Morehead City, NC 28557 (the “Morehead Branch”) (each of the Leland Branch and the Morehead Branch, a “Branch,” and collectively, the “Branches”) and to assume certain deposit accounts and related liabilities of Seller associated with the Branches on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, for and in consideration of the foregoing and of the mutual representations, warranties, covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and subject to the conditions herein set forth, the parties hereto, intending to be legally bound hereby, do undertake, promise, covenant and agree with each other as follows:

ARTICLE 1
SALE AND PURCHASE OF CERTAIN ASSETS
AND ASSUMPTION AND TRANSFER OF CERTAIN LIABILITIES

1.1           Sale and Purchase of Assets. On the terms and subject to the conditions contained in this Agreement, at the Closing (as defined in Section 1.6) Buyer shall purchase and acquire from Seller and Seller shall sell, convey, assign, transfer and deliver to Buyer all of the right, title, and interest of Seller in and to the following assets associated with the Branches, free and clear of all liens, security interests, pledges, encumbrances, adverse claims and demands of every kind, character and description whatsoever (other than “Permitted Liens” as such term is defined in Section 2.6), except as otherwise provided in this Agreement (all of which are collectively referred to herein as the “Assets”):

A.           All of Seller’s right, title and interest, including any participation interest, in the loans, including overdrafts (not to exceed $1,000 in any one account and being less than three (3) Business Days outstanding) associated with deposit accounts being assumed pursuant to Section 1.3, and other extensions of credit listed on Schedule 1.1(A) (as such Schedule may be updated in accordance with Section 1.7), as of the Effective Time (each, a “Loan” and collectively, the “Loans”);

B.           All rights of Seller under safe deposit contracts and leases set forth on Schedule 1.1(B) (as such Schedule may be updated in accordance with Section 1.7), for the safe deposit boxes located at the Branches as of the Effective Time (the “Safe Deposit Contracts”);

C.           All books, records (including computer records and core system information), files and documentation relating to the Assets and the Liabilities (as defined in Section 1.3), in the form and manner kept by Seller, whether or not in electronic format (collectively, the “Records”), including, but not limited to:

(i)          Signature cards, orders and contracts between Seller and its depositors, and records of similar character with respect to the Deposits;

(ii)         Loan files, collateral records, and credit files relating to the Loans, including but not limited to all promissory notes, loan agreements, guaranty agreements, security and pledge agreements, and other contracts, agreements, records and documents evidencing or otherwise pertaining to the Loans (the “Loan Documents”); and

(iii)        The Safe Deposit Contracts.

D.           All cash on hand at the Branches as of the close of business on the Closing Date, including vault cash, petty cash, tellers’ cash, cash in automated teller machines, and cash items in the process of collection (collectively, the “Cash on Hand”);

E.           The real property described on Schedule 1.1(E) upon which the Leland Branch is located, including any easement, license, or real property right associated therewith, and all improvements to such property purchased, installed, or constructed by or on behalf of Seller and used in connection with the operation or maintenance of such Branch, including, without limitation, buildings, structures, parking facilities, and drive-in teller facilities (collectively the “Real Property”);

F.           All furniture, fixtures, equipment, and other tangible personal property owned or leased by Seller relating to the Branches set forth on Schedule 1.1(F) (collectively, the “Branch Personal Property”), together with all assignable warranties and maintenance and service agreements pertaining to the Branch Personal Property but excluding signage bearing Seller’s name, logo, or service mark;

G.           All rights of Seller as lessee under the lease (the “Branch Lease”) associated with the Morehead Branch and all leasehold improvements thereto (the “Leasehold Improvements”);

H.           All rights of Seller under agreements for merchant services and all merchant relationships associated with the Branches; and

I.           With regard to each Deposit account, generally known as IRAs, Keoghs, or SEPs, maintained by a customer for the stated purpose of the accumulation of funds to be drawn upon at retirement (IRAs, Keoghs, and SEPs are hereinafter referred to as “Custodial/Fiduciary Accounts”), all of Seller’s right, title and interest in and to the related plan or trustee/custodian arrangements, and in and to all assets held by Seller pursuant thereto; provided, however, that such assignment is subject to the consent of the interest holder as provided in Section 9.18 of this Agreement.

Buyer shall succeed to all rights, title, benefits and interests of Seller in and to the Assets as of the Effective Time, and shall be entitled to receive all benefits therefrom as if Buyer had itself acquired such assets. To the extent that any Safe Deposit Contract may not be assigned without the consent of any person which has not been obtained as of Closing, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a default thereof. If any required consent applicable to a Safe Deposit Contract is not obtained prior to the Closing, or if any attempted assignment would be ineffective so that Buyer would not in effect acquire the benefit of such rights, then Buyer and Seller shall enter into a commercially reasonable arrangement for Seller to act after the Closing as Buyer’s agent in order to preserve and obtain for Buyer the benefits thereunder, and such commercially reasonable arrangement shall be designed to transfer the economic costs of such benefits to Buyer.

1.2           Assets to be Retained by Seller. Seller shall retain all assets not expressly purchased by Buyer pursuant to Section 1.1 (collectively, the “Excluded Assets”), including, but not limited to:

A.           all investment securities owned by Seller relating to the Branches;

B.           all other real estate owned by Seller or carried as in substance foreclosures that are associated with the Branches;

C.           all loans, extensions of credit or participations in loans that are not Loans, including any nonaccrual loans, any loans ninety (90) days or more past due, any loan upon which insurance has been force placed, any loan in connection with which a borrower has filed for, or involuntarily been forced into, bankruptcy, and any loan previously charged-off by Seller;

D.           allowance for loan losses on all loans (including the Loans);

E.           all signage bearing Seller’s name, logo, or service mark; and

F.           all customer credit card accounts.

1.3           Assumption of Liabilities of Seller. At the Closing, subject to the terms and conditions contained herein, Seller shall transfer and assign to Buyer, and Buyer shall assume, honor, pay for, perform and discharge from and after the Effective Time, as and when due and payable, the following liabilities of Seller associated with the Branches and reflected on the books and records of Seller (all of which are collectively referred to herein as the “Liabilities”):

A.           All deposits associated with the Branches and listed on Schedule 1.3(A) (as such Schedule may be updated in accordance with Section 1.7) as of the Effective Time (the “Deposits”), which listed Deposits shall not include (i) any time deposits with a maturity date on or after March 1, 2018, (ii) any brokered deposits or “public unit deposits” as such term is defined in 12 CFR Part 330, and (iii) any deposits that have a negative balance as of the Effective Time, together with all rights, duties and obligations of Seller associated therewith, including, but not limited to, the agreements with customers associated with such Deposits (the “Deposit Agreements”; the holders of record of the Deposits are hereinafter referred to as the “Depositors”);

B.           All liabilities, duties and obligations of Seller arising or to be performed after the Effective Time under the Safe Deposit Contracts set forth on Schedule 1.1(B) (as such Schedule may be updated in accordance with Section 1.7); and

C.           All responsibilities, duties and obligations of Seller arising or to be performed after the Effective Time under the Loan Documents related to the Loans, including, without limitation, any obligations to make advances or disbursements of principal with respect to and in accordance with the terms of any Loan.

D.           All responsibilities, duties, and obligations of Seller with respect to the Records;

E.           All responsibilities, duties, and obligations of Seller arising or to be performed after the Effective Time with respect to the Real Property, the Branch Lease, and the Branch Personal Property; and

F.           All responsibilities, duties, and obligations of Seller with respect to the Custodial/Fiduciary Accounts, the related plan or trustee/custodian arrangements, and other assets to the extent transferred pursuant to Section 1.1(I).

Buyer shall succeed to and assume all obligations and liabilities of Seller to the extent included in the Liabilities as of the Effective Time, and shall be liable from then and thereafter to pay, discharge and perform all of the Liabilities as if Buyer had itself incurred such obligations and liabilities, and Buyer shall succeed to all rights, offsets and defenses of Seller in connection therewith. For purposes of this Agreement, the term “deposit” shall have the meaning of such term as defined in section 3(l) of the Federal Deposit Insurance Act, 12 U.S.C. § 1813(l).

1.4           Liabilities to be Retained by Seller. Seller shall retain all liabilities or obligations not expressly assumed by Buyer pursuant to Section 1.3 (all of which are collectively referred to herein as the “Retained Liabilities”), including, but not limited to:

A.           All liabilities or obligations relating to the Excluded Assets;

B.           All real estate taxes with respect to or otherwise associated with the Branches for calendar year 2014 and all preceding years, and the pro rata portion of such taxes for the 2015 period preceding the Effective Time (provided, with respect to the Morehead Branch, to the extent such taxes are allocated to lessee under the Branch Lease);

C.           All personal property taxes on furniture, fixtures, and equipment of the Branches for calendar year 2014 and all preceding years, and the pro rata portion of such taxes relating to the Branch Personal Property for the 2015 period preceding the Effective Time;

D.           All maintenance charges, fees, assessments or other taxes with respect to the real property on which any Branch is located that are incurred, related to, or assessed for a period prior to the Effective Time;

E.           All liabilities or obligations with respect to any litigation, suits, claims, demands or governmental proceedings asserted by third parties against Seller and arising, commenced or resulting from the operations of the Branches prior to the Effective Time; and

F.           Any environmental liability arising out of or relating to (i) the Branches, or (ii) in whole or in part with respect to operations, conditions, events, or activities at or any presence or release of hazardous materials on, from, under, at, or relating to the real property on which any Branch is located, if any such claim, demand or proceeding, or any notice of the foregoing, is made or commenced prior to the Effective Time or if any such liability relates to a period prior to the Effective Time.

1.5           Purchase Price and Cash Payment.

A.           In consideration of the sale and purchase of the Assets and assumption of the Liabilities, at Closing, a cash payment shall be made by Seller to Buyer, or by Buyer to Seller, as applicable, in an amount (the “Payment Amount”) equal to the difference between:

(i) (a) the net book value of the Deposits shown on the books and records of Seller as of the Effective Time, plus (b) the accrued interest payable on the Deposits as of the Effective Time, less (c) a premium (the “Premium”) equal to the product of 25 basis points (0.0025) multiplied by the daily average balance of the Premium Deposits (defined below) during the thirty (30) calendar days ending three (3) Business Days prior to the Effective Time, less (d) an amount equal to all Cash on Hand as of the Effective Time, and

(ii) the sum of (a) an amount equal to the aggregate outstanding principal balance of the Loans shown on the books and records of Seller as of the Effective Time (without reference to loss reserves, deferred costs or revenues, if any and as adjusted pursuant to Section 1.9, if applicable), (b) the accrued interest receivable with respect to the Loans as of the Effective Time, (c) Seven Hundred Seventy-Seven Thousand Dollars ($777,000), subject to a downward adjustment in such amount equal to the stated value, as reflected on Schedule 1.1(F) of this Agreement, of any of the Branch Personal Property that Buyer determines, at least ten (10) calendar days prior to the Closing Date, is not necessary for the operation of the Branches and will not be purchased by Buyer.

As used herein, the term “Premium Deposits” means the Deposits less (x) any Deposits that are time deposits with a balance exceeding $250,000 or (y) any Deposits that are coded to either of the Branches but that were previously coded to Seller’s former branch office in New Bern, North Carolina. For the avoidance of doubt, neither Deposits (as defined in Section 1.3(A)) nor Premium Deposits includes any time deposits with a maturity date on or beyond March 1, 2018.

B.           As described in Section 1.7, the Payment Amount shall be paid in the form of a Settlement Payment plus or minus, as the case may be, the Adjustment Payment.

1.6           The Closing, the Closing Date and the Effective Time. The sale and purchase of the Assets and the assumption of the Liabilities pursuant to this Agreement (the “Closing”) shall occur on a Friday as soon as practicable following receipt of all necessary regulatory approvals, the expiration of any mandatory waiting periods and the satisfaction or waiver of all conditions precedent set forth in Articles 6 and 7, or such other date as the parties may mutually agree. The Closing shall be held at 10:00 a.m., Eastern Time, at a mutually agreeable location, or by facsimile or electronic transmission of signed counterparts of this Agreement, the ancillary agreements related to this Agreement, and wire transfer payments. The date of the Closing is referred to herein as the “Closing Date.” The effective time (the “Effective Time”) shall be 11:59 p.m., Eastern Time, on the Closing Date or such other time as Buyer and Seller shall mutually agree, notwithstanding the actual time that the Closing occurs.

1.7           Preliminary and Final Lists of Deposits, Safe Deposit Contracts, and Loans.

A.           On or before the 10th day of each month, beginning in July, 2015 and continuing until the Closing Date, Seller shall furnish to Buyer an updated list (each a “Preliminary List”) of the Deposits, Safe Deposit Contracts, and Loans (including principal balance, maturity date, and accrued interest) as of the last day of the preceding month, together with a trial balance for each Branch as of the end of such month, certified by an authorized executive officer of Seller (acting in his or her official capacity, and not individually), to be true and correct as of such date. On or before 10:00 a.m., Eastern Time, on the Business Day prior to the Closing Date, Seller shall furnish to Buyer Preliminary Lists of the Deposits, Safe Deposit Contracts, and Loans, each as of close of business on the third (3rd) Business Day prior to the Closing Date, together with such other information necessary to calculate the Payment Amount as of such date certified by an authorized executive officer of Seller (acting in his or her official capacity, and not individually), to be true and correct as of such date. On or before 10:00 a.m., Eastern Time, on the Business Day prior to the Closing Date, Seller shall also deliver to Buyer the settlement statement prepared in accordance with the terms of this Agreement, substantially in the form of Exhibit A-1 to this Agreement (the “Closing Statement”), which shall be prepared and dated as of three (3) Business Days prior to the Closing Date and be the basis of the payment to be made by Seller to the Buyer’s account (or Buyer to the Seller’s account) on the Closing Date (the “Settlement Payment”). For the purposes of this Agreement, “Business Day” shall mean any day other than a Saturday, Sunday or any other day on which commercial banks in Raleigh, North Carolina, are authorized or required to close.

B.           Within five (5) Business Days following the Closing Date, Seller shall furnish Buyer with (i) an updated list (the “Final List”) of the Deposits, Safe Deposit Contracts, and Loans as of the Effective Time, and such other information necessary to calculate the Payment Amount, certified by an authorized executive officer of Seller (acting in his or her official capacity, and not individually) to be true and correct as of such date and (ii) an adjusted settlement statement prepared in accordance with the terms of this Agreement, substantially in the form of Exhibit A-2 to this Agreement (the “Adjusted Closing Statement”) and shall be dated as of the Effective Time.

C.           The Final List and Adjusted Closing Statement shall become final and binding on Buyer and Seller ten (10) Business Days after being delivered to Buyer or upon such earlier date as Buyer and Seller may agree, unless Buyer gives written notice to Seller of its disagreement with respect to any item included in or excluded from such Final List and such Adjusted Closing Statement. Seller and Buyer shall use commercially reasonable efforts to resolve any such disagreement during the five (5) Business Day period after receipt by Seller of any such notice. If the disagreement is not resolved within such five (5) Business Day period, the Chief Executive Officer of Buyer and the Chief Executive Officer of Seller shall meet or confer to resolve such dispute, and cause the Final List and Adjusted Closing Statement to be modified, if appropriate, to reflect such resolution whereupon, if such dispute has been fully resolved, the Final List and Adjusted Closing Statement shall become final and binding. If the Chief Executive Officer of Buyer and the Chief Executive Officer of Seller are unable to fully resolve such dispute within ten (10) Business Days after receipt by Seller of Buyer’s notice of disagreement, then Seller and Buyer shall mutually select an independent accounting firm to resolve such dispute (the “Independent Accounting Firm”), it being understood that Elliott Davis Decosimo, PLLC is acceptable to Buyer and Seller. The parties shall instruct the Independent Accounting Firm to promptly review this Section 1.7 and to determine, solely with respect to the disputed items and amounts so submitted, whether and to what extent, if any, the Final List and Adjusted Closing Statement requires adjustment. Buyer and Seller shall make available to the Independent Accounting Firm all relevant Records and other items reasonably requested by the Independent Accounting Firm. The parties shall request that the Independent Accounting Firm deliver to Buyer and Seller, as promptly as practicable but in no event later than thirty (30) days after its retention, a written report which sets forth its resolution of the disputed items. The decision of the Independent Accounting Firm shall be final, conclusive and binding on the parties. The costs and expenses of the Independent Accounting Firm shall be allocated between the parties based upon the percentage which the portion of the total contested amount not awarded to each party bears to the total amount actually contested. Each party hereto agrees to execute, if requested by the Independent Accounting Firm, a customary engagement letter, including customary indemnities in favor of the Independent Accounting Firm. This Section 1.7(C) shall not affect the indemnification rights and obligations set forth in Article 8 of this Agreement.

D.           On the Business Day after the Final List and Adjusted Closing Statement become final and binding pursuant to Section 1.7(C), Buyer shall pay to Seller (or Seller shall pay to Buyer) an amount (the “Adjustment Payment”) equal to the amount due and stated on the Adjusted Closing Statement, together with accrued interest on the amount of such adjustment calculated at the federal funds rate in effect on the Closing Date for the number of days elapsed between the Closing Date and the date of such Adjustment Payment.

E.           The Settlement Payment and the Adjustment Payment shall each be made by wire transfer of immediately available funds to the account of the party receiving the payment, which account shall be identified by the party receiving the funds to the other party not less than two (2) Business Days prior to such payment, unless otherwise agreed by the parties.

1.8           Adjustments. Except as otherwise expressly stated in this Agreement, utility charges, real property taxes and special assessments, personal property taxes, and other ordinary operating expenses, of the Branches shall be prorated between Seller and Buyer through the Effective Time such that Seller shall be responsible for all such costs and expenses incurred for periods before the Effective Time and Buyer shall be responsible for all such costs and expenses incurred for periods after the Effective Time. The Final List shall include the amount of Accrued Expenses and Prepaid Expenses, and the Payment Amount shall be adjusted to reflect such amounts. “Accrued Expenses” shall mean those expenses allocable to Seller pursuant to this Section that have not been paid by Seller prior to the Closing Date and that will be paid by Buyer following the Closing Date. “Prepaid Expenses” shall mean those expenses allocable to Buyer pursuant to this Section that have been paid by Seller prior to the Closing Date. For purposes of the Final List, the amount of Accrued Expenses shall be added to the Payment Amount, and the amount of Prepaid Expenses shall be subtracted from the Payment Amount.

1.9           Buyer’s Rejection of Loans. By written notice to Seller within five (5) Business Days prior to the Closing, Buyer, in its sole discretion, may designate any Loan as it shall see fit as an Excluded Asset. In accordance with its rights under Section 4.5 of this Agreement, Buyer may conduct such due diligence investigation of the Loans as Buyer shall see fit following signing of this Agreement, and Seller shall reasonably cooperate and make personnel and the Records of the Branches available to facilitate such review and investigation.

1.10         Deliveries by Seller at the Closing. At the Closing, Seller shall execute and acknowledge, where appropriate, and deliver to Buyer, together with third party consents and releases of liens and security interests when required, certificates and other instruments of sale, conveyance, transfer and assignment relating to all of the Assets, and containing solely warranties consistent with the representations and warranties contained in this Agreement, including, without limitation, the following (all of such actions constituting conditions precedent to Buyer’s obligations to close hereunder):

A.           Documents properly endorsed without recourse for transfer reflecting the assignment of all notes, guaranties, security agreements, pledge agreements, financing statements, deeds of trust or mortgages, and any other agreements and certificates of title to inure to the benefit of Buyer with respect to the Loans, and possession of any instruments (duly endorsed as necessary) securing the Loans;

B.           All collateral security of any nature whatsoever, including, without limitation, any and all insurance policies, held by Seller as collateral for any of the Assets;

C.           The Records that are capable of physical delivery (and any Records in image file format being delivered as soon as commercially practicable, but in any event, within sixty (60) days following the Closing Date);

D.           The Assets that are capable of physical delivery;

E.           A certificate duly executed by an authorized executive officer of Seller (acting in his or her official capacity, and not individually), dated as of the Closing Date, pursuant to which such officer shall certify that (i) the representations and warranties of Seller as set forth in this Agreement were true and correct in all material respects as of the date hereof and remain true and correct in all material respects as of the Effective Time, except with respect to those representations and warranties specifically made as of an earlier date (in which case such representations and warranties shall be true and correct in all material respects as of such earlier date); (ii) Seller has complied in all material respects with all covenants contained in Article 4 and its other agreements set forth herein and (iii) that since March 31, 2015, there has been no Material Adverse Change or any condition, event, change or occurrence that, individually or collectively, is reasonably likely to have a Material Adverse Change (as defined in Section 2.10);

F.           A certificate duly executed by the Secretary of Seller (acting in his or her official capacity, and not individually) pursuant to which such officer shall certify (i) the due adoption by the board of directors of Seller of corporate resolutions attached to such certificate authorizing the transaction and the execution and delivery of this Agreement and the other agreements and documents contemplated hereby and the taking of all actions contemplated hereby and thereby; and (ii) the incumbency and true signatures of those officers of Seller duly authorized to act on its behalf in connection with the transaction contemplated by this Agreement and to execute and deliver this Agreement and other agreements and documents contemplated hereby and the taking of all actions contemplated hereby and thereby on behalf of Seller;

G.           All documents, contracts, certificates, instruments, keys and records necessary or appropriate to transfer the safe deposit and safekeeping businesses related to the Safe Deposit Contracts;

H.           In addition to other information described in this Agreement regarding the Deposit accounts being transferred to Buyer and the related Depositors, a list, certified by an authorized executive officer of Seller (acting in his or her official capacity, and not individually), setting forth all (i) garnishments, similar court orders, tax liens and orders of any governmental entity, (ii) “stop-payment” orders or instructions of Depositors, (iii) Depositors as to whom Seller has received a “back-up withholding” order from the Internal Revenue Service or any state or other taxing authority, and (iv) other “holds,” in each case as to which Seller has Knowledge and which are in effect with respect to particular Deposit accounts or outstanding checks or other items, as of the close of business on the Business Day immediately preceding the Closing Date, together with an identification of the Deposit account and/or check or other item to which they apply and the terms thereof (“Knowledge” meaning the actual knowledge of the party’s “officers” (as such term is defined in Rule 3b-2 under the Securities Exchange Act of 1934) after reasonable and due inquiry);

I.           If the Settlement Payment is an amount greater than zero, Seller shall pay to Buyer at Closing an amount equal to such positive Settlement Payment in immediately available funds by wire transfer (such payment to be made at a time no later than 2:00 p.m., EDT, on the Closing Date);

J.           An executed bill of sale and assignment in the form of Exhibit B hereto by which Seller transfers the Assets to Buyer;

K.          An assignment and assumption agreement in the form of Exhibit C hereto by which Seller assigns the Liabilities to Buyer and Buyer assumes the Liabilities from Seller (the “Assignment and Assumption Agreement”);

L.           A limited power of attorney in the form of Exhibit D hereto;

M. An agreement in the form of Exhibit E hereto pursuant to which Seller appoints Buyer as successor trustee/custodian for the Custodial/Fiduciary Accounts;

N.           A limited warranty deed along with such other instruments of transfer as shall be necessary or desirable to effect Seller’s conveyance to Buyer of good and marketable title to the Real Property in fee simple, including documents, certificates and affidavits of Seller required by Buyer’s title company;

O.           Affidavits of Seller certifying that (i) Seller is not a “foreign person” as defined in the federal Foreign Investment in Real Property Tax Act of 1990 and (ii) Seller is a non-blocked person per Appendix A to Title 31, Chapter V of the Code of Federal Regulations;

P.           An executed lease assignment and assumption agreement (the “Lease Assignment Agreement”) in form mutually agreeable to Seller and Buyer in order to effect Seller’s assignment and transfer to Buyer of a valid leasehold interest in the Morehead Branch, free and clear of all liens, security interests, pledges, encumbrances, adverse claims and demands of every kind, character and description whatsoever;

Q.           An estoppel certificate, in form reasonably satisfactory to Buyer, addressed to Buyer from the landlord for the Morehead Branch;

R.           A list of all recurring automated clearing house (ACH) and FedWire transfer arrangements that are tied by agreement or other standing arrangement to any of the Deposits;

S.           All personnel records and employee files with respect to all Assumed Employees (as defined in Section 10.2); and

T.           Written copies of all required consents of third parties described in Section 2.9 below, including, without limitation, the written consent of the landlord for the Morehead Branch to the assignment by Seller to Buyer of the Branch Lease, which consent shall not contain any condition or restriction unacceptable to Buyer in its sole discretion.

For the avoidance of doubt, the parties hereby agree that each note or promissory note, lost instrument affidavit, loan agreement, shared credit or inter-creditor agreement, reimbursement agreement, any other evidence of indebtedness of any kind, or any other agreement, document or instrument evidencing a Loan, and all modifications to the foregoing, shall be endorsed without recourse, and without representation or warranty by Seller, express or implied, except as set forth in this Agreement.

1.11         Deliveries by Buyer at the Closing. At the Closing, Buyer shall execute, acknowledge and deliver to Seller, in recordable form as appropriate, such documents and certificates necessary to carry out the terms and provisions of this Agreement, including, without limitation, the following (all of such actions constituting conditions precedent to Seller’s obligations to close hereunder):

A.           An executed Assignment and Assumption Agreement and Lease Assignment Agreement;

B.            An agreement in the form of Exhibit E hereto pursuant to which Buyer accepts Seller’s appointment of Buyer as successor trustee/custodian of the Custodial/Fiduciary account arrangements;

C.           A certificate duly executed by an authorized executive officer of Buyer (acting in his or her official capacity, and not individually), dated as of the Closing Date, pursuant to which such officer shall certify that (i) the representations and warranties of Buyer as set forth in this Agreement were true and correct in all material respects as of the date hereof and remain true and correct in all material respects as of the Effective Time, except with respect to those representations and warranties specifically made as of an earlier date (in which case such representations and warranties shall be true and correct in all material respects as of such earlier date) and (ii) Buyer has complied in all material respects with all covenants contained in Article 5 and its other agreements set forth herein;

D.           A certificate duly executed by the Secretary of Buyer (acting in his or her official capacity, and not individually) pursuant to which such officer shall certify (i) the due adoption by the board of directors of Buyer of corporate resolutions attached to such certificate authorizing the execution and delivery of this Agreement and the other agreements and documents contemplated hereby, the consummation of the transactions contemplated hereby and thereby, and the taking of all actions contemplated hereby and thereby on behalf of Buyer, and (ii) the incumbency and true signatures of those officers of Buyer duly authorized to act on its behalf in connection with the transactions contemplated by this Agreement and to execute and deliver this Agreement and the other agreements and documents contemplated hereby and thereby on behalf of Buyer;

E.           Written copies of all required governmental approvals described in Section 6.3; and

F.           If the Settlement Payment is an amount less than zero, Buyer shall pay to Seller at Closing an amount equal to the absolute value of such negative Settlement Payment, in immediately available funds by wire transfer (such payment to be made at a time no later than 2:00 p.m., EDT time, on the Closing Date).

1.12         Real Property Matters.

A.           At its option and expense, following the date of this Agreement and until the date that is ninety (90) calendar days after the date of this Agreement, Buyer may cause to be conducted (i) one or more title examinations of the Real Property (the “Title Examination”), (ii) a physical survey, zoning compliance review, and structural inspection of any or all of the Real Property and improvements thereon (collectively, the “Property Examination”), and (iii) site inspections, environmental assessments, historic reviews, and regulatory analyses of any or all of the Real Property, together with such other studies, testing and intrusive sampling and analyses as Buyer shall deem necessary or desirable (collectively, the “Environmental Survey”); provided, however, that any investigation or reviews conducted by or on behalf of Buyer shall be performed during regular business hours following reasonable prior notice to Seller and in such a manner as will not interfere unreasonably with Seller's normal operations. If, in the course of the Title Examination, the Property Examination or the Environmental Survey, Buyer identifies one or more “Material Defects” (as defined below), Buyer will give prompt written notice thereof to Seller describing the facts or conditions constituting each such Material Defect.

B.           For purposes of this Agreement, a “Material Defect” shall include any of the following:

(i)          the existence of any lien (other than the lien of real property taxes not yet due and payable), encumbrance, title imperfection or title irregularity relating to any of the Real Property, which would be listed as an exception on the commitment for Buyer’s title insurance policy on that Real Property and to which Buyer reasonably objects;

(ii)         the existence of (a) any zoning or land use restriction, easement, covenant or other restriction or matter of public record or revealed by survey, or (b) any other facts or conditions that constitute a breach of Seller’s representations and warranties contained in this Agreement, relating or with respect to any of the Real Property, in either such case that Buyer reasonably believes will materially and adversely affect its use of that Real Property for the purpose, and in the manner, in which it currently is used by Seller or the value or marketability of that Real Property;

(iii)        the existence of any material structural defects or conditions of disrepair in the improvements on any parcel of the Real Property (including any equipment, fixtures or other components related thereto and excluding any ordinary wear and tear or cosmetic issues) that would reasonably be expected to adversely affect the value of the Real Property in a manner that would cause Buyer to incur expenses in excess of Seven Thousand Five Hundred Dollars ($7,500) to cure or correct; or

(iv)         the existence of facts or circumstances relating to any of the Real Property and indicating that (a) there likely has been a discharge, disposal, release, threatened release, or emission by any person of any Hazardous Substance on, from, under, at, or relating to that Real Property, or (b) any action has been taken or not taken, or a condition or event likely has occurred or exists, with respect to that Real Property (including, without limitation, any removal or disposal of materials from the Real Property) which constitutes or would constitute a violation of any Environmental Law or any contract or other agreement between Seller and any other person or entity, as to which, in either such case, Buyer reasonably believes, based on the advice of its legal counsel or other consultants, that, after the Effective Time, Buyer, as the purchaser of that Real Property, could incur costs or become responsible or liable for assessment, removal, remediation, monetary damages (including without limitation any liability to other persons for property damage or personal injury), or civil, criminal or administrative penalties or other corrective action.

C.           Following any such notice to Seller, Seller shall, within 30 days, notify Buyer either that (i) Seller will correct the Material Defect to Buyer’s reasonable satisfaction, or (ii) that Seller will not correct the Material Defect. Seller shall have no obligation to correct any Material Defect.

If Seller chooses to correct the Material Defect, completion of all corrective actions to Buyer’s reasonable satisfaction prior to the Effective Time, or Buyer’s reasonable satisfaction with arrangements made by Seller to assure completion of necessary corrective actions following the Effective Time, shall be a condition precedent to Buyer’s obligations under this Agreement.

If Seller chooses not to correct the Material Defect, then, notwithstanding any other provision of this Agreement to the contrary, Buyer shall have the right and option to either (i) accept the Real Property with the Material Defect, or (ii) to terminate this Agreement.

1.13         Servicing Agreement. To the extent Buyer and Seller are unable to complete the data conversion process with respect to the Branches in advance of the Effective Time, Buyer and Seller shall enter into a mutually agreed upon Servicing Agreement pursuant to which Seller, for reasonable consideration in an amount agreed to by the parties, agrees to provide certain services to Buyer during the period from the Effective Time until the date on which the data conversion process with respect to the Branches is completed.

1.14         Further Assurances. From time to time following the Closing, at the request of any party hereto and without further consideration, the other party hereto shall, at the reasonable expense of the requesting party (to the extent of any out of pocket costs incurred), execute and deliver to such requesting party such instruments and documents and take such other action (but without incurring any additional financial obligation or liability) as such requesting party may reasonably request in order to consummate more fully and effectively the transactions contemplated hereby.

ARTICLE 2
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer, as of the date hereof and as of the Closing Date (except to the extent expressly made only as of a specified date, in which case as of such date), as follows:

2.1           Organization and Standing. Seller is a North Carolina-chartered bank, duly organized, validly existing, and in good standing under the laws of North Carolina, and Seller has the requisite corporate power and authority (including all licenses, franchises, permits and other governmental authorizations as are legally required) to own, operate and lease its properties and to carry on the business and activities now conducted by it related to the Branches. Seller is an insured depository institution as defined in the Federal Deposit Insurance Act, and all of the Deposits are insured by the Deposit Insurance Fund of the Federal Deposit Insurance Corporation (“FDIC”) to the full extent provided by law.

2.2           Execution and Delivery. Seller has the requisite corporate power to enter into this Agreement with Buyer, to carry out its obligations under this Agreement and to consummate the transactions contemplated hereby. Seller has taken all corporate and shareholder action, if any, necessary to authorize the execution, delivery and (provided the required regulatory approvals are obtained) performance of this Agreement and the other agreements and documents contemplated hereby to which it is a party. This Agreement has been, and the other agreements and documents contemplated hereby have been or at Closing will be, duly executed by Seller, and each constitutes or at Closing will constitute the legal, valid, and binding obligation of Seller, enforceable in accordance with its respective terms and conditions, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or similar laws and judicial decisions relating to affecting the rights of creditors generally, by general principles of equity (whether applied in a proceeding at law or in equity), and by the orderly liquidation provisions of Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

2.3           Compliance with Laws, Permits and Instruments. Each Branch has been operated in all material respects in accordance with applicable federal and state laws, rules and regulations. The execution, delivery, and (provided the required regulatory and shareholder approvals, if any, are obtained) performance of this Agreement and the consummation of the transactions contemplated hereby will not conflict with, or result, by itself or with the giving of notice or the passage of time, in any violation of or default under, any provision of the articles of incorporation or bylaws of Seller or any material mortgage, indenture, lease, agreement or other instrument or any material permit, concession, grant, franchise, license, contract, authorization, judgment, order, decree, writ, injunction, statute, law, ordinance, rule, or regulation applicable to Seller or its properties.

2.4           Litigation. There are no actions, claims, suits, investigations, or proceedings pending or, to Seller’s Knowledge, threatened (or any basis therefor known by Seller) affecting the Assets or Liabilities at law or in equity, or by or before any governmental department, commission, board, bureau, agency, or instrumentality, that, if determined adversely to Seller, would result in a Material Adverse Change. No legal action, suit, or proceeding or judicial, administrative, or governmental investigation is pending or, to Seller’s Knowledge, threatened against Seller that questions or might question the validity of this Agreement or any actions taken or to be taken by Seller pursuant hereto or seeks to enjoin or otherwise restrain the transactions contemplated hereby.

2.5           Governmental Approvals. Except for the approval of the FDIC and the North Carolina Commissioner of Banks (“NCCOB”), no approval, consent, authorization or action of, or filing or notice with, any governmental body (including any regulatory agency or body) is required on the part of Seller in connection with (a) the execution, delivery or performance by Seller of this Agreement and the other agreements and documents contemplated hereby or (b) the consummation by Seller of the transactions contemplated hereby.

2.6           Title to and Condition of the Assets. Seller has good and marketable title to the Assets, free and clear of all security interests, mortgages, encumbrances, pledges, trust agreements, liens, or other adverse claims to any of the Assets, other than Permitted Liens. As of the date of this Agreement and as of the Closing Date, the Branch Personal Property is or will be, as the case may be, in good and serviceable condition and repair, reasonable wear and tear excepted. No person or entity other than Seller has any right, title, or interest in and to any of the Assets other than any Permitted Lien. Upon payment by Buyer of the amounts contemplated by this Agreement, Buyer will acquire good and marketable title to the Assets, free and clear of any lien, charge, encumbrance, option, or adverse claim. The Branch Lease is in full force and effect as evidenced by a memorandum of lease duly recorded in the Carteret County Register. With respect to the Assets other than the Real Property, the term “Permitted Liens” shall mean taxes for the current year that are not yet due. With respect to the Real Property, the term “Permitted Liens” shall include the following (to the extent that the following do not otherwise prohibit the use of the Real Property as a bank branch): (i) liens of city and county ad valorem property taxes which are not delinquent or subject to penalty; (ii) unviolated zoning regulations and restrictive covenants and easements of record which do not detract from the value of the Real Property and do not adversely affect, impair or interfere with the use of any property affected thereby as heretofore used by Seller and otherwise acceptable to Buyer and not objected to by Buyer in writing prior to Closing; (iii) such other liens that will be released at Closing; (iv) public utility easements of record, in customary form, to serve the Real Property and otherwise acceptable to Buyer and not objected to by Buyer in writing prior to Closing; and (v) such other easements, conditions and restrictions that are expressly not objected to by Buyer in writing during the Title Examination Period (those exceptions set out in subsections (i), (ii), (iii), (iv) and (v) above are hereinafter collectively referred to as the “Permitted Liens”). Buyer shall have received a deletion of all standard exceptions from the Title Policy; and, provided further, that Permitted Liens shall not include any monetary liens affecting any parcel of the Real Property, other than liens for current year’s taxes which shall be prorated to the date of Closing.

2.7           Financial Information. The financial and regulatory information set forth in (i) the Call Report (and any other consolidated reports of condition and income) filed by Seller for the periods ended March 31, 2015 and December 31, 2014, (ii) the unaudited balance sheets and income statements relating to the Branches furnished by Seller to Buyer for the period ending May 31, 2015, and (iii) each trial balance for the Branches furnished by Seller to Buyer pursuant to Section 1.7 as of the end of each month beginning as of June 30, 2015 are, in each case, true and correct in all material respects at such dates.

2.8           Loans. The sale of the Loans is made without recourse against Seller or representation or warranty by Seller, whether expressed, implied or imposed by law, of any kind or nature except as provided in this Agreement. Seller does not represent, warrant or insure the accuracy or completeness of any information contained in the loan files which was prepared by third party accountants, engineers, appraisers, environmental consultants or other professionals. Without limiting the generality of the foregoing and except as otherwise provided for in this Agreement, Seller does not make any representations and warranties with respect to the collectability of the Loans or the value of the collateral or any portion thereof. In accordance with Section 4.5, Seller will provide to Buyer full access to its Loan Documents (including relevant information held in desk files of loan officers) for all Loans existing as of May 31, 2015, which Loan Documents shall be updated at and as of the end of each month, beginning as of June 30, 2015, and as of the Closing Date in connection with delivery of the Preliminary List and the Final List pursuant to Section 1.7, and, in each case as so updated, such Loan Documents shall be true and accurate in all material respects as of each such date. Subject to the foregoing, Seller hereby represents and warrants:

A.           Each Loan included in the Assets was made or acquired by Seller in the ordinary course of business materially consistent with its policies and guidelines then in effect.

B.           Except with respect to loan participations owned by Seller, none of the Loans are presently serviced by third parties, and, to Seller’s Knowledge, there are no obligations, agreements, or understandings whatsoever that could result in any Loan becoming subject to any such third party servicing.

C.           There are no misrepresentations of material facts made by officers or employees of Seller in the credit files relating to the Loans, provided that, the term “facts” shall not include judgments or opinions of such officers or employees which were made in good faith or information which is reflective of information supplied by the borrower or other third parties.

D.           With respect to each Loan:

(i)          Such Loan was solicited, originated and currently exists in material compliance with all applicable requirements of federal laws and regulations promulgated thereunder and to the extent, if any, that their applicability to Seller is not preempted by federal laws and regulations, state and local laws and regulations promulgated thereunder (for purposes of this clause (i), a Loan would not be in material compliance if the noncompliance adversely affects the value or collectability of the Loan in any material respect or subjects the lender to any penalty or liability);

(ii)         To the Seller's Knowledge, each note, agreement or other instrument evidencing a Loan and any related security agreement or instrument (including, without limitation, any guaranty or similar instrument) constitutes a valid, legal and binding obligation of the obligor named therein, enforceable in accordance with its terms (subject, as to enforcement, to bankruptcy, insolvency, reorganization, moratorium, laws governing fraudulent conveyance or equitable subordination principles and other laws of general applicability relating to or affecting creditors’ rights generally), and, to Seller’s Knowledge, all actions necessary to perfect any related security interest have been duly taken;

(iii)        There has been no material modification to or, to Seller’s Knowledge, material waiver of the terms of the applicable Loan Documents except as reflected in writing in the applicable file or files of Seller related to such Loan;

(iv)         To Seller’s Knowledge, there is no valid claim or valid defense (including the defense of usury) to the enforcement of such Loan or a valid right of setoff or rescission;

(v)          To Seller's Knowledge, no claim or defense (including the defense of usury) to the enforcement of a Loan or a valid right of setoff or rescission has been asserted with respect any Loan;

(vi)         Seller has not knowingly taken or failed to take any action that would entitle any obligor or other party to assert successfully any claim against Seller or Buyer (including without limitation any right not to repay any such obligation or any part thereof);

(vii)        Such Loan (A) was made substantially in accordance with Seller’s standard underwriting and documentation guidelines as in effect at the time of its origination and (B) has been administered substantially in accordance with Seller’s standard loan servicing and operating procedures as in effect from time to time;

(viii)      No borrower, endorser or guarantor is in bankruptcy or, except as reflected in writing in the loan file for such Loan, has been released from liability on the Loan;

(ix)         No Loan is in nonaccrual status nor is ninety (90) days or more past due, and no Loan has collateral on which insurance has been “force-placed” by Seller or, to Seller’s Knowledge, another third party.

(x)          To Seller's Knowledge, there are no facts, circumstances or conditions with respect to such Loan, the collateral therefor or the borrower’s or any endorser’s or guarantor’s credit standing, that could reasonably be expected to cause such Loan to become delinquent or adversely affect the collectability, the value or the marketability of such Loan or the remedies available against the collateral in the event of any default;

(xi)         There is no pending or, to Seller’s Knowledge, threatened litigation or claims which may affect in any way the title or interest of Seller or the borrower in and to such Loan, the collateral for such Loan (including endorsements and guarantees) and the promissory note or the mortgage or deed of trust;

(xii)        There are no pending or, to Seller’s Knowledge, threatened foreclosures by third parties, total or partial condemnation or repossession proceedings or insurance claims with respect to such Loan or the collateral for such Loan;

(xiii)      Seller owns each Loan free and clear of all liens, claims and encumbrances other than Permitted Liens; and

(xiv)        No approval, consent, authorization or action of, or notice to, any borrower, endorser or guarantor is required in connection with the transfer of any Loan to Buyer.

2.9           Consents. There are no agreements, contracts or commitments affecting the Assets or Liabilities to which Seller is a party and that require consent by any other person or entity in connection with the consummation of the transactions contemplated hereby either to prevent a breach or to continue the effectiveness thereof, except for consents set forth on Schedule 2.9 that will be provided to Buyer and be obtained by Seller prior to the Closing Date.

2.10         No Material Adverse Change With Respect to the Assets and Liabilities. Since March 31, 2015, there has been no Material Adverse Change. The term “Material Adverse Change”, as used in this Agreement, means any condition, event, change or occurrence that, individually or collectively, has or is reasonably likely to have a material adverse effect upon the Assets or the Liabilities in the hands of Buyer or the ability of Seller to perform in all material respects its obligations under, and to consummate the transactions contemplated by, this Agreement; provided, however, none of the following, and no effect arising out of or resulting from the following, shall be deemed to be a Material Adverse Change: (i) any conditions, events, changes or occurrences generally affecting the economy or the credit, financial or capital markets in the United States or elsewhere in the world, including changes in interest or exchange rates; (ii) conditions, events, changes or occurrences arising out of, resulting from, or attributable to acts of sabotage, terrorism, war (whether or not declared), any escalation or worsening of such acts of sabotage, terrorism or war (whether or not declared) threatened or underway as of the date of this Agreement, pandemics, earthquakes, hurricanes, tornados, tsunamis or other natural disaster occurring in the United States or elsewhere in the world, or (iii) conditions, events, changes or occurrences arising out of, resulting from or attributable to changes in law, generally accepted accounting principles (“GAAP”) or other accounting standards, regulations or principles or any changes in the interpretation of enforcement of any of the foregoing, or changes in regulatory or political conditions (in the case of each of sub-clause (i), (ii), or (iii), unless such conditions, events, changes, or occurrences have or would reasonably be expected to have a materially disproportionate adverse effect on the Seller relative to comparable U.S. banking or financial services organizations).

2.11         Evidences of Indebtedness. No evidences of indebtedness reflected as Assets of Seller associated with the Branches are subject to any defenses, offsets or counterclaims that may be asserted against Seller or the present holder thereof. With respect to Loans included in the Assets, the borrowers’ obligations with respect to each Loan are secured by a validly perfected security interest in the collateral specified in the Loan Documents, if any, in favor of Seller as secured party, having the priority as described in the Loan Documents. Seller has been charging interest and other amounts due under the Loan Documents in accordance with the terms of such Loan Documents.

2.12         Books and Records. The Records are complete and correct in all material respects and have been maintained accurately in accordance with good business practice in the ordinary course of business. Such books and records have been prepared, to the extent applicable, in accordance with GAAP consistently applied throughout the periods involved (subject to normal year-end adjustments). The books and records accurately present the Liabilities and Assets as of the date hereof and will accurately present the same as of the Closing Date. Seller does not have any liabilities (absolute or contingent) which are material to the Assets or the Liabilities that are not reflected or provided for in the books and records.

2.13         Regulatory Compliance. Except as disclosed in writing to Buyer, all reports, records and other documents or information involving any of the Assets or the Liabilities or the operation of the Branches that are required to be filed by Seller with any regulatory authority including, without limitation, the FDIC, the NCCOB, and the Internal Revenue Service, have been duly and timely filed and all information and data contained in such reports, records or other documents is true, accurate and correct in all material respects. With the exception of the Interagency Bank Merger Act Application that Buyer and Seller will sign and that Buyer will file with the FDIC and the NCCOB, Seller is not required to file with any regulatory agency, nor have approved, any application, notice, or other document in order to permit it to consummate the transactions contemplated hereby. Seller has not received written notice from any governmental authority indicating it would oppose or not grant or issue its consent or approval, if required, with respect to the transactions contemplated by this Agreement. Seller has no reason to believe that any condition or fact exists with respect to Seller that would impede or delay receipt of the necessary regulatory approvals with respect to the transactions contemplated by this Agreement.

2.14         Brokerage Fees. Seller has not paid or agreed to pay any fee or commission to any agent, broker, finder or other person for or as a result of services rendered as a broker or finder in connection with this Agreement or the transactions covered and contemplated hereby. All negotiations relating to this Agreement have been conducted by Seller directly and without the intervention of any person in such manner as to give rise to any valid claim against Seller for any brokerage commission or like payment.

2.15         Employee Matters.

A.           Seller will provide copies of employment files and records with respect to the Offer Employees and all other employees of Seller affiliated with the Branches within five days of the date of this Agreement.

B.           Seller is not a party to, or bound by, any collective bargaining or other agreement with a labor organization representing any of the Offer Employees, and no such agreements are presently being negotiated. No organizational efforts are presently being made or, to Seller’s Knowledge, threatened, with respect to the Offer Employees by or on behalf of any labor organization. There has not been, nor, to Seller’s Knowledge, has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor activity or dispute affecting Seller by any of the Offer Employees, and Seller has engaged in no unfair labor practices as defined by the National Labor Relations Act with respect to the Offer Employees. There has not been, nor, to Seller’s Knowledge, has there been any threat of, any grievance, dispute, investigation, charge, claim, lawsuit or arbitration by or on behalf of the Offer Employees with respect to labor matters.

C.           Seller is in material compliance with all applicable state and federal laws and regulations pertaining to employment and employment practices to the extent they relate to the Offer Employees, including but not limited to all laws and regulations relating to wages, hours, overtime, employment discrimination, retaliation, workplace harassment, family and medical leave, disability accommodation, civil rights, safety and health, workers’ compensation, pay equity, I-9 employment eligibility verification and the collection and payment of payroll withholding, unemployment, Medicare and/or social security taxes, and there are no pending, or, to the Knowledge of Seller, threatened, investigations, complaints, charges, claims, lawsuits or arbitrations by or on behalf of the Offer Employees with respect to such laws and regulations.

D.           None of the Offer Employees has been classified as an independent contractor, and Seller has properly classified the Offer Employee as exempt or non-exempt under the Fair Labor Standards Act and State law, and is in compliance with all laws and regulations regarding the payment of minimum wage and overtime.

E.           The Closing of the transaction contemplated by this Agreement will not trigger any Offer Employee’s right to termination pay, severance pay, a change in control payment or other remuneration. As of the Closing Date, no Offer Employee has given notice to Seller of his or her intent to terminate his or her employment, nor, to Seller’s Knowledge, does any Offer Employee currently intend to terminate his or her employment.

F.           Seller has not implemented any plant closing or mass layoff of employees that could implicate the Worker Adjustment and Retraining Notification Act of 1988, as amended (“WARN Act”), and no such action will be implemented prior to the Closing

2.16         Safe Deposit Contracts. Each Safe Deposit Contract is in full force and effect. Neither Seller nor, to Seller’s Knowledge, any other party has breached any provision or is in default of any Safe Deposit Contract.

2.17         Tax Matters.

A.           With respect to all interest bearing accounts assigned to Buyer, the records of Seller transferred to Buyer contain or will contain all information and documents (including without limitation properly completed IRS Forms W-9) necessary to comply with all information reporting and Tax withholding requirements under federal and state laws, rules and regulations, and such records identify with specificity all accounts subject to backup withholding under the Internal Revenue Code of 1986, as amended (the “Code”).

B.           All Tax Returns (as defined below) required to be filed on or before the Closing Date (taking into account any properly and timely filed extensions) by Seller with respect to any Taxes (as defined below) payable in respect of the Assets or Liabilities have been or will be timely filed with the appropriate governmental body in all jurisdictions in which such Tax Returns are required to be filed. All Taxes owed by Seller with respect to the Assets or Liabilities have been or will be paid when due whether or not shown on such applicable Tax Return. There are no claims, assessments, levies, administrative proceedings or lawsuits pending, or to Seller’s Knowledge, threatened by any taxing authority with respect to the Assets or Liabilities; and no audit or investigation of any Tax Return of Seller with respect to the Assets or Liabilities is currently underway, or to Seller’s Knowledge, threatened.

C.           As used in this Agreement, the term “Taxes” shall mean all taxes, however denominated, including any interest, penalties or other additions to tax that may become payable in respect thereof, imposed by any federal, territorial, state, local or foreign government or any agency or political subdivision of any such government, which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes (including, but not limited to, federal income taxes and state income taxes), real property gains taxes, payroll and employee withholding taxes, unemployment insurance taxes, social security taxes, sales and use taxes, ad valorem taxes, excise taxes, franchise taxes, gross receipts taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, transfer taxes, workers’ compensation, and other governmental charges, and other obligations of the same or of a similar nature to any of the foregoing, which Seller is required to pay, withhold or collect. As used in this Agreement, the term “Tax Returns” shall mean all reports, estimates, declarations of estimated tax, information statements and returns (including 1099s) relating to, or required to be filed in connection with, any Taxes relating to the Assets or Liabilities, including information returns or reports with respect to backup withholding and other payments to third parties.

2.18         Environmental Matters. Seller has never (i) received notice of any claim, order or citation or potential claim, order or citation from any governmental agency related to any of the real property on which any Branch is located, nor (ii) handled or disposed, or had Knowledge of the presence or disposal, on any of the real property on which any Branch is located of hazardous or toxic waste or substances, including but not limited to those substances, materials and wastes listed in the United States Department of Transportation Hazardous Materials Table (49 CFR 172.101) or by the Environmental Protection Agency as hazardous substances (40 CFR Part 302) and amendments thereto, or such substances, materials and wastes which are or become regulated under any “Environmental Law” (which as used herein shall mean all applicable local, state or federal environmental, health and safety laws and regulations), including, without limitation, any material, waste or substance which is (i) petroleum, (ii) asbestos, (iii) polychlorinated biphenyls, (iv) designated as a “Hazardous Substance” pursuant to Section 331 of the Clean Water Act, 33 U.S.C. Sec. 1251, et. seq. (33 U.S.C. 1321) or listed pursuant to Section 307 of the Clean Water Act (33 U.S.C. 1371), (v) defined as a “hazardous waste” pursuant to Section 1004 of the Resource Conservation and Recovery Act, 42 U.S.C. Sec. 6901, et. seq. (42 U.S.C. 6903) or (vi) defined as a “hazardous substance” pursuant to Section 101 of the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Sec. 9601, et. seq. (42 U.S.C. 9601).  Seller has no Knowledge of any contamination of the real property on which any Branch is located from such substances as may have been disposed of or stored on neighboring tracts, and it has no reason to suspect that such use or disposal has occurred, either during or prior to its ownership of the real property and that Seller has never received notice of any claim, order or citation or potential claim, order or citation from any third party or governmental agency with respect to such environmental matters.

2.19         Representations Not Misleading. No representation or warranty by Seller contained in this Agreement or in any other agreement or document delivered to Buyer in accordance herewith, including the Schedules and Exhibits hereto, contains or will contain any untrue statement of material fact or omits or will omit to state any material fact necessary to make the statements herein or therein, in light of the circumstances under which it was or will be made, not misleading.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller, as of the date hereof and as of the Closing Date (except to the extent expressly made only as of a specified date, in which case as of such date), as follows:

3.1           Organization and Standing. Buyer is a banking corporation duly organized, validly existing, and in good standing under the laws of the State of North Carolina, and Buyer has the requisite corporate power and authority (including all licenses, franchises, permits and other governmental authorizations that are legally required) to own, operate and lease its properties and to carry on the business and activities now conducted by it. Buyer is an insured depository institution as defined in the Federal Deposit Insurance Act, and all of its deposits are insured by the Deposit Insurance Fund of the FDIC to the full extent provided by law.

3.2           Execution and Delivery. Buyer has all requisite corporate power to enter into this Agreement and carry out its obligations under this Agreement and to consummate the transactions contemplated hereby. Buyer has taken all corporate action (and shareholder action, if any) necessary to authorize the execution, delivery and (provided the required regulatory approvals are obtained) performance of this Agreement and the other agreements and documents contemplated hereby to which it is a party. This Agreement has been, and the other agreements and documents contemplated hereby have been or at Closing will be, duly executed by Buyer, and each constitutes or at Closing will constitute the legal, valid and binding obligation of Buyer, enforceable in accordance with their respective terms and conditions, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or similar laws and judicial decisions relating to or affecting the rights of creditors generally, by general principles of equity (whether applied in a proceeding at law or in equity) and by the orderly liquidation provisions of Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

3.3           Compliance with Laws, Permits and Instruments. The execution, delivery and (provided the required regulatory approvals are obtained) performance of this Agreement and the consummation of the transactions contemplated hereby will not conflict with, or result, by itself or with the giving of notice or the passage of time, in any violation of or default under, any provision of the Articles of Incorporation or Bylaws of Buyer or any material mortgage, indenture, lease, agreement or other instrument or any permit, concession, grant, franchise, license, contract, authorization, judgment, order, decree, writ, injunction, statute, law, ordinance, rule or regulation applicable to Buyer or its properties. No consent, approval, order or authorization of, or registration, declaration or filing with, any governmental authority or other third party is required in connection with the execution and delivery of this Agreement by Buyer or the consummation by Buyer of the transactions contemplated hereby, except for filings required in order to obtain the required regulatory approvals, as described in Section 6.3.

3.4           Litigation. No legal action, suit or proceeding or judicial, administrative or governmental investigation is pending or, to Buyer’s Knowledge, threatened (or any basis therefor known by Buyer) against Buyer that questions or might question the validity of this Agreement or any actions taken or to be taken by Buyer pursuant hereto or seeks to enjoin or otherwise restrain the transactions contemplated hereby.

3.5           Consents. Other than the approvals described in Section 6.3, no approval, consent, authorization or action of, filing with, any governmental body or other third party is required on the part of Buyer in connection with (a) the execution, delivery or performance by Buyer of this Agreement and the other agreements and documents contemplated hereby or (b) the consummation by Buyer of the transactions contemplated hereby.

3.6           Brokerage Fees. Buyer has not paid or agreed to pay any fee or commission to any agent, broker, finder or other person for or as a result of services rendered as a broker or finder in connection with this Agreement or the transactions covered and contemplated hereby, except for Raymond James & Associates, Inc. All negotiations relating to this Agreement have been conducted by Buyer directly and without the intervention of any person, other than Raymond James & Associates, Inc., in such manner as to give rise to any valid claim against Buyer for any other brokerage commission or like payment.

3.7           Regulatory Conditions. The only regulatory applications that Buyer is required to file and have approved to permit it to consummate the transactions contemplated hereby are Interagency Bank Merger Act applications to be filed with the FDIC and the NCCOB. Buyer has not received written notice from any governmental authority indicating it would oppose or not grant or issue its consent or approval, if required, with respect to the transactions contemplated by this Agreement.

3.8           Representations Not Misleading. No representation or warranty by Buyer contained in this Agreement, and no statement made by Buyer contained in any other agreement or document contemplated hereby, contains or will contain any untrue statement of material fact or omits or will omit to state any material fact necessary to make the statements herein or therein, in light of the circumstances under which it was or will be made, not misleading.

ARTICLE 4
COVENANTS OF SELLER

4.1           Reasonable Efforts. Seller agrees to use commercially reasonable efforts to cause the consummation of the transactions contemplated hereby in accordance with the terms and conditions of this Agreement.

4.2           Regulatory Approvals. Seller shall use commercially reasonable efforts to obtain all regulatory approvals required to be obtained by Seller in connection with the transactions contemplated by this Agreement. Seller shall promptly furnish Buyer with all information concerning Seller reasonably required for inclusion in any application or statement required by law to be made by Buyer to or filed by Buyer with any governmental body in connection with the transactions contemplated by this Agreement, and Seller represents and warrants that all information so furnished for such statements and applications shall be true and correct in all material respects and shall not omit any material fact required to be stated therein or necessary to make the statements made, in light of the circumstances under which they were made, not misleading. Seller shall otherwise cooperate with Buyer in obtaining all governmental and regulatory consents, approvals, licenses, waivers and the like required to be fulfilled or obtained for the completion of the transactions contemplated by this Agreement. To the extent permitted under applicable law, Seller shall promptly advise Buyer upon receiving any written communication from any governmental body or regulatory agency or authority whose consent or approval is required for consummation of the transactions contemplated by this Agreement that causes Seller to believe that any required approval or consent or other approval required hereunder will not be obtained or that receipt of any such approval or consent will be materially delayed.

4.3           Required Acts of Seller. Except as otherwise may be required by any regulatory authority or applicable law or expressly permitted by the terms of this Agreement, prior to the Closing, Seller shall, with respect to the Branches, unless otherwise permitted in writing by Buyer:

A.           Operate the Branches in the ordinary course of business;

B.           Use all commercially reasonable efforts to preserve and retain its present customers, depositors and Branch Employees (as defined in Article 10);

C.           Perform in all material respects all of its obligations under contracts, leases and documents relating to or affecting its assets, properties and business associated with the Branches, except such obligations as Seller may in good faith reasonably dispute;

D.           Maintain all Real Property and Branch Personal Property in its current operating condition and repair, ordinary wear and tear excepted, as reasonably necessary to preserve the value of the Assets and Liabilities;

E.           Maintain in full force and effect all insurance policies with respect to the Assets and Liabilities now in effect or renewals thereof and give all notices and present all claims under all insurance policies in due and timely fashion as reasonably necessary to preserve the value of the Assets and Liabilities;

F.           Timely file all reports required to be filed with governmental authorities (including regulatory authorities) with respect to the Assets and Liabilities and observe and conform to all applicable laws, rules, regulations, ordinances, codes, orders, licenses and permits subject only to permitted extension periods;

G.           Timely file all Tax Returns required to be filed by it and promptly pay all Taxes, assessments, governmental charges, duties, penalties, interest and fines that become due and payable with respect to the Assets and Liabilities subject only to permitted extension periods and to good faith disputes and protests;

H.           Withhold from each payment made to each of the Branch Employees the amount of all Taxes (including, but not limited to, federal income taxes, FICA taxes and state and local income and wage taxes) required to be withheld therefrom and pay the same to the proper tax receiving officers;

I.           Continue to follow and, when necessary in Seller’s opinion, implement, policies, procedures and practices regarding the identification, monitoring, classification and treatment of Assets and Liabilities in accordance with prudent banking practices;

J.           Notify Buyer of any adverse change in the credit quality or risk grade of any Loan;

K.          Cooperate with and reasonably assist Buyer in assuring the orderly transition of the business of the Branches, Offer Employees, and Branch furniture, fixtures, equipment and facilities with respect to the Assets and Liabilities to Buyer from Seller; and

L.           On or prior to the Closing Date, Seller shall pay in full all production, incentive, performance or other bonus to Branch Employees that have been earned through the Closing Date or that are otherwise owed.

4.4           Prohibited Acts of Seller. Except as otherwise may be required by any regulatory authority or applicable law or expressly permitted by the terms of this Agreement, prior to the Closing, Seller shall not, without the prior written consent of Buyer:

A.          Introduce any new material method of management or operation of the Branches;

B.           Increase the rate of compensation of any Branch Employee, enter into any employment contracts with any Branch Employee, or increase permanent staffing levels at the Branches;

C.          Take any action that would be likely to result in a Material Adverse Change;

D.          Default with respect to any provision of any insurance policy now or hereafter in effect relating to a Branch;

E.          Enter into any transaction affecting any Asset or Liability other than in the ordinary course of business;

F.          Offer at the Branches any deposit products with terms, rates or conditions that are materially different from the terms, rates or conditions on deposits being offered by other financial institutions in the relevant geographic market areas (which shall not include any deposit products available in such market exclusively through the Internet) except in the ordinary course of business, and consistent with past practices, competitive conditions, or the movement of interest rates generally;

G.          Change the fees charged for any existing deposit accounts or other banking services at the Branches in any material respect, except in the ordinary course of business and consistent with past practices and competitive conditions;

H.          Offer at the Branches any brokered deposit, any deposit of the type described in 12 CFR Part 337.6(b)(3)(ii), or any “public unit deposit” as such term is defined in 12 CFR Part 330;

I.           Sell, transfer, pledge, encumber or otherwise dispose of any of the Assets or enter into any agreement with respect to any such transaction;

J.           Renew, extend the maturity of, or alter any of the material terms of any Loan of $50,000 or more;

K.          Renew, extend the maturity of, or alter any of the material terms of any Loan less than $50,000 except in the ordinary course of business consistent in all material respects with past practice;

L.          Renew or extend, without Buyer’s prior written consent, any contract pertaining to any Branch for a period in excess of 90 days; or

M.         Cause or permit the transfer to or from the Branches to or from Seller’s other operations of any deposits of the type included in the Liabilities, provided, however, that Seller may transfer deposits to or from Seller’s other branch or offices upon a request of the depositors not solicited by Seller; or

N.          Acquire or dispose of any fixed assets with respect to the Branches, except for replacement of furniture, furnishings and equipment and normal maintenance and refurbishing in the ordinary course of business of the Branches.

4.5           Access; Pre-Closing Investigation and Post-Closing Conversion. Promptly following the date of this Agreement, Seller shall afford the officers, agents, and authorized representatives of Buyer reasonable access to the Branch properties and the Records of Seller, including, without limitation, all Branch facilities and all Loan Documents, pertaining to the Assets and Liabilities and Offer Employees in order that Buyer may have full opportunity to (i) review the Loans and associated Loan Documents in connection with Buyer’s rights under Section 1.9; (ii) prepare for transition of the Branches, including, without limitation, to interview Offer Employees and to prepare for signage/logo transition at Closing; and (iii) to make such reasonable investigation as it shall desire to make of the Assets and Liabilities, sufficient to verify whether any Material Adverse Change may have occurred, and the satisfaction of the conditions precedent to Buyer’s obligations described in Article 6. Seller agrees at any time, and from time to time, to furnish to Buyer as soon as reasonably practicable, any additional information pertaining to the Assets and Liabilities and Offer Employees as Buyer may reasonably request. In addition, Seller shall provide Buyer reasonable access to the Branches for a mutually agreeable period of time preceding the Closing Date for the purpose of making preparations for systems conversion after the Closing Date. Buyer agrees to provide Seller three (3) days’ prior written notice of its intent to conduct its investigations hereunder during normal business hours of Seller (or at such other times as may be mutually agreed) and in a manner which does not unreasonably interfere with the normal operations of Seller.

4.6           Untrue Representations. Seller shall promptly notify Buyer in writing if Seller becomes aware of any fact, event, or condition that makes untrue, or shows to have been untrue, in any material respect, any schedule or any other information furnished to Buyer or any representation or warranty made in or pursuant to this Agreement (except that with respect to those representations and warranties specifically made as of an earlier date, only if such representation or warranty was untrue as of such earlier date) or that results in Seller’s failure to substantially comply with any material covenant, condition or agreement contained in this Agreement.

4.7           Notice of Adverse Changes, Litigation and Claims. Seller shall promptly notify Buyer in writing if Seller becomes aware of (i) any litigation, or any claim, controversy or contingent liability that might become the subject of litigation against Seller affecting, or reasonably expected to affect, a Branch, if such litigation or potential litigation might, in the event of an unfavorable outcome, result in a Material Adverse Change, (ii) any change that has occurred or has been threatened (or any development that has occurred or been threatened involving a prospective change) in the business, financial condition, operations or prospects of Seller that is or may reasonably be expected to result in a Material Adverse Change, or (iii) any change that has occurred or has been threatened (or any development that has occurred or been threatened involving a prospective change) in the business, financial condition, operations or prospects of a borrower with respect to a Loan that is or may reasonably be expected to result in a material adverse effect upon the condition, financial or otherwise, properties, business, assets, deposits, earnings or results of operations or cash flows of such borrower.

4.8           No Disclosure or Negotiation with Others. Seller shall not disclose, and shall use commercially reasonable efforts to prevent the disclosure of, any of the terms or conditions hereof to any other person except for disclosure required by appropriate regulatory authorities and disclosure to Seller’s directors, officers, employees, agents, advisors, representatives, and affiliates (subject to Section 12.14), and as long as this Agreement shall remain effective, Seller shall not, directly or indirectly, or through any of its affiliates, nor shall it knowingly permit any of its officers, directors, employees, shareholders, representatives or agents to, directly or indirectly, encourage, solicit or initiate discussions or negotiations with, or discuss or negotiate with, or provide any information to, any corporation, partnership, limited liability company, person or other entity or group (other than Buyer or an affiliate or an associate of Buyer or an officer, partner, employee or other authorized representative of Buyer or such affiliate or associate) concerning any sale of or similar transaction involving any portion of the Assets or the Liabilities, or any other possible transaction which would materially impair or otherwise interfere with the consummation of the transactions contemplated hereby. Seller shall promptly cease and cause to be terminated any current negotiations conducted with any parties other than Buyer with respect to the acquisition or purchase of any portion of the Assets or the Liabilities.

4.9           Notices to Customers.

A.           Buyer and Seller agree to jointly mail or cause to be jointly mailed to each of the Depositors, each holder of a safe deposit box domiciled at a Branch and to such other customers as may be required by applicable law, such notice of the contemplated transfer of the Assets and the Liabilities as may be required as a condition of approval by any regulatory authority, or as otherwise may be required by applicable law.

B.           As soon as practicable, but in no event later than fifteen (15) days prior to the Closing Date (or such shorter period permitted by law), Seller and Buyer shall give joint notice to each customer to the extent required under the Real Estate Settlement Procedures Act (“RESPA”), of the transfer of the servicing of any Loan subject to RESPA.

C.           Buyer and Seller shall share equally the costs and expenses incurred in complying with this Section 4.9 and with Section 5.4.

4.10         Removal of Seller’s Signage. All signage of Seller bearing its name, logo, or mark, all of which is an Excluded Asset and not part of the Branch Personal Property being acquired by Buyer, shall be removed from the Branches within 24 hours following the Effective Time, at Seller’s sole cost and expense; provided, however, that if Seller is not able, despite using its commercially reasonable best efforts, to remove such signage within 24 hours following the Effective Time, then Seller shall continue to use its commercially reasonable best efforts to remove the signage as soon as is possible. If Seller has not removed the signage within 72 hours following the Effective Time, Buyer may, upon notice to Seller, remove such signage, and shall be entitled to reimbursement by Seller of the actual costs of such removal. Not later than 10 days prior to the Closing Date, Buyer, at its own cost and expense, and subject to reasonable advance notice to Seller, shall be permitted to access the Branches to install Buyer’s permanent signage, provided that such signage is appropriately draped or otherwise covered for all periods it is located on the property prior to the Effective Time.

4.11         Right of First Refusal on Porters Neck Branch.

A.           If Seller elects to close its branch office located at 7961 Market Street, Wilmington, NC 28411 (the “Porters Neck Branch”) or otherwise files a branch closing notice with respect to the Porters Neck Branch with its primary federal banking regulator within the twenty-four (24) month period following the date of this Agreement (the “Closing Window”), then Seller hereby bargains, grants, and sells to Buyer the right of first refusal to purchase all right, title and interest of Seller in and to the real estate related to the Porters Neck Branch (the “Porters Neck Real Estate”) for a period of twenty-four (24) months from the closing date of such branch (the “ROFR Term”). Seller, if it elects to close the Porters Neck Branch during the Closing Window, shall provide Buyer with prompt notice of the date set for closing of the Porters Neck Branch.

B.           During the ROFR Term and until the conditions of Section 4.11(C) have been satisfied, Seller shall not (i) sell, assign, dispose or transfer, or agree to sell, assign, dispose or transfer, any right, title, or interest in all or any of the Porters Neck Real Estate; (ii) enter into any agreement, arrangement or understanding involving the sale, transfer, assignment, or other disposition of the Porters Neck Real Estate; or (iii) grant any optional rights to purchase or otherwise acquire the Porters Neck Real Estate; provided, however, Seller’s engagement of a broker for purposes of marketing the Porters Neck Branch is not prohibited by this Section 4.11(B).

C.           During the ROFR Term Seller shall promptly notify Buyer with respect to any proposal received by Seller from any other person or entity to purchase the Porters Neck Real Estate (“Offer”), to include the purchase price and other transaction terms; provided, however, that such price and terms shall be based on a bona fide qualified third-party offer. Buyer shall have thirty (30) days (“Election Period”) from the date Buyer receives from Seller written terms of the Offer to review such Offer and elect, in Buyer’s sole discretion, to acquire the Porters Neck Real Estate on the terms and conditions of such Offer, pursuant to an agreement in such form as reasonably approved by the parties. In the event Buyer elects not to accept the Offer, Seller may proceed with selling the Porters Neck Real Estate to the proposed purchaser pursuant to the terms of the Offer for a period of ninety (90) days from the expiration of the Election Period. In the event Buyer rejects the Offer and Seller closes the sale of the Porters Neck Real Estate to such proposed purchaser during such ninety (90) day period, Buyer’s right of first refusal to purchase the Porters Neck Real Estate shall terminate and be of no further force or effect. Notwithstanding any terms or conditions to the contrary herein, in the event Seller fails to close on the sale of the Porters Neck Real Estate to the proposed purchaser within such ninety (90) day period, or if Seller desires to sell the Porters Neck Real Estate on terms inconsistent with the terms in the Offer, Seller shall again be required to submit the Offer to Buyer for consideration prior to any sale of the Porters Neck Real Estate, which Offer shall be subject to the terms and conditions of Buyer’s right of first refusal hereunder.

ARTICLE 5
COVENANTS OF BUYER

5.1           Reasonable Efforts. Buyer agrees to use commercially reasonable efforts to cause the consummation of the transactions contemplated hereby in accordance with the terms and conditions of this Agreement.

5.2           Regulatory Approvals. Buyer shall use commercially reasonable efforts to obtain all regulatory approvals required to be obtained by Buyer in connection with the transactions contemplated by this Agreement. Buyer shall promptly furnish Seller with all information concerning Buyer reasonably required for inclusion in any application or statement required by law to be made by Seller to or filed by Seller with any governmental body in connection with the transactions contemplated by this Agreement, and Buyer represents and warrants that all information so furnished for such statements and applications shall be true and correct in all material respects and shall not omit any material fact required to be stated therein or necessary to make the statements made, in light of the circumstances under which they were made, not misleading. Buyer shall otherwise cooperate with Seller in obtaining all governmental and regulatory consents, approvals, licenses, waivers and the like required to be fulfilled or obtained for the completion of the transactions contemplated by this Agreement. To the extent permitted under applicable law, Buyer shall promptly advise Seller upon receiving any written communication from any governmental body or regulatory agency or authority whose consent or approval is required for consummation of the transactions contemplated by this Agreement that causes Buyer to believe that any required approval or consent or other approval required hereunder will not be obtained or that receipt of any such approval or consent will be materially delayed.

5.3           Notice of Adverse Changes, Litigation and Claims. Buyer shall promptly notify Seller in writing if Buyer becomes aware of (i) any fact or condition that makes untrue, or shows to have been untrue, in any material respect, any schedule or any other information furnished to Buyer or any representation or warranty made in or pursuant to this Agreement or that results in Buyer’s failure to comply with any covenant, condition or agreement contained in this Agreement, or (ii) any litigation, or any claim, controversy or contingent liability that might become the subject of litigation, against Buyer if such litigation might impede, delay or prevent consummation of the transactions contemplated by this Agreement.

5.4           Notice to Customers.

A.           Buyer and Seller agree to jointly mail or cause to be jointly mailed to each of the Depositors, each holder of a safe deposit box domiciled at a Branch and to such other customers as may be required by applicable law, such notice of contemplated transfer of the Assets and the Liabilities as may be required as a condition of approval by any regulatory authority, or as otherwise may be required by applicable law.

B.           As soon as practicable, but in no event later than fifteen (15) days prior to the Closing Date (or such shorter period as allowed by RESPA), Seller and Buyer shall give joint notice to each customer to the extent required under RESPA, of the transfer of the servicing of any Loan subject to RESPA.

C.           Buyer and Seller shall share equally the costs and expenses incurred in complying with this Section 5.4 and with Section 4.9.

5.5           Use of Name. It is understood that Seller is not transferring to Buyer any right, title or interest in or to, or any right or license to use, Seller’s name or any assumed name in connection with the Assets or Liabilities or otherwise. Accordingly, Buyer shall not use, keep or claim any registered or unregistered trademark, service mark, trade name or other identification commonly associated with Seller, or any sign, display or similar material of Seller or any banking or other forms, stationery, passbooks, checks, traveler’s checks, cashier’s checks, manager’s checks or similar banking material of Seller or bearing Seller’s name or other similar marks or identification (except to the extent necessary to conduct business operations and with Seller’s prior consent following Closing, and then only if Seller’s name, marks or identification are obliterated from such material, and such material is clearly identified as that of Buyer), or any proprietary material of Seller including, without limitation, operating manuals, training manuals and public relations, explanatory or advertising materials. No agency relationship exists between the parties hereto. At no time, whether before or after the Closing Date, shall Buyer transact any business in the name of Seller or in any way hold itself out as the actual or apparent agent of Seller; provided that nothing in this Section 5.5 will be construed to limit Buyer’s right to use Seller’s name, marks, banking materials or similar identification in connection with actions permitted or contemplated by Article 9 or actions taken with respect to the Loans under the limited power of attorney granted by Seller to Buyer pursuant to this Agreement.

5.6           No Disclosure to Others. Buyer shall not disclose, and shall use commercially reasonable efforts to prevent the disclosure of, any of the terms or conditions hereof to any other person except for disclosure required by appropriate regulatory authorities and disclosure to Buyer’s directors, officers, employees, agents, advisors, representatives, and affiliates (subject to Section 12.14).

ARTICLE 6
CONDITIONS PRECEDENT TO THE OBLIGATIONS OF BUYER

All obligations of Buyer under this Agreement are subject to the fulfillment, prior to or at the Closing, of each of the following conditions, any or all of which may be waived in whole or in part in writing by Buyer:

6.1           Compliance with Representations, Warranties and Agreements. The representations and warranties made by Seller in this Agreement or in any schedule delivered to Buyer pursuant hereto shall have been true and correct in all material respects when made and shall be true and correct in all material respects as of the Effective Time with the same force and effect as if such representations and warranties were made at and as of the Effective Time, except with respect to those representations and warranties specifically made as of an earlier date (in which case such representations and warranties shall be true and correct in all material respects as of such earlier date). Seller shall have performed or complied in all material respects with all material agreements, terms, covenants and conditions required by this Agreement to be performed or complied with by Seller prior to or at the Effective Time except as specifically provided to the contrary in this Agreement.

6.2           Necessary Corporate Actions. Seller shall have taken any and all requisite corporate actions and other steps and secured any other corporate approvals, including any requisite shareholder’s approval, necessary to authorize and consummate this Agreement and the transactions contemplated hereby.

6.3           Governmental Approvals. Buyer shall have received approvals, acquiescences or consents from all necessary governmental agencies and authorities to the transactions contemplated by this Agreement, including but not limited to the approvals of the FDIC and the NCCOB, for Buyer to acquire the Assets and assume the Liabilities, and all applicable waiting periods shall have expired or otherwise been terminated; provided, however, that no governmental or regulatory consent, approval or authorization shall have imposed any condition or requirement that would result in a Material Adverse Change, or a material adverse effect on the consummation of the transactions contemplated hereby. Such approvals and the transactions contemplated hereby shall not have been contested or threatened to be contested by any federal or state governmental authority or by any other third party by formal proceedings.

6.4           No Litigation. No action shall have been taken, and no statute, rule, regulation or order shall have been promulgated, enacted, entered, enforced or deemed applicable to the acquisition by any federal, state or foreign government or governmental authority or by any court, domestic or foreign, including the entry of a preliminary or permanent injunction, that would (a) make this Agreement or the transactions contemplated hereby illegal, invalid or unenforceable, (b) require the divestiture of a material portion of the Assets or the Liabilities once acquired by Buyer, (c) impose material limits on the ability of Buyer to consummate this Agreement, or the transactions contemplated hereby, (d) if this Agreement, or the transactions contemplated hereby, is consummated, subject Buyer or any officer, director or employee of Buyer to criminal penalties or to civil liabilities, or (e) otherwise materially and adversely affect the business of a Branch or the Assets or Liabilities. No action or proceeding before any court or governmental authority, domestic or foreign, by any government or governmental authority or by any other person, domestic or foreign, shall be threatened, instituted or pending that would reasonably be expected to result in any of the consequences referred to in clauses (a) through (e) above.

6.5           No Material Adverse Change With Respect to the Assets and Liabilities. There shall have been no Material Adverse Change since March 31, 2015.

6.6           Consents of Third Parties. Seller shall have obtained all consents of third parties in form and substance reasonably satisfactory to Buyer, necessary to consummate the transactions contemplated by this Agreement.

6.7           Documentation. The form and substance of all instruments of assumption and other documents delivered pursuant to this Agreement by Seller shall conform to the provisions of this Agreement or otherwise be reasonably satisfactory in all material respects to Buyer.

6.8           Title to Real Property. There shall have been no change in the status of Seller’s title to the Real Property as reflected in Buyer’s title insurance commitments referenced in Section 1.12(B)(i) above after the dates of those commitments, nor shall there have been any material change in the physical condition of the Real Property or any improvements thereon (including any equipment, fixtures or other components related thereto) after completion of the Property Examination.

6.9           Material Defects. If there is a Material Defect in the Real Property, Seller’s correction of such Material Defect in the Real Property, unless Buyer accepts the Real Property without such correction.

ARTICLE 7
CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SELLER

All obligations of Seller under this Agreement are subject to the fulfillment, prior to or at the Closing, of each of the following conditions, any or all of which may be waived in whole or in part by Seller.

7.1           Compliance with Representations, Warranties and Agreements. The representations and warranties made by Buyer in this Agreement or in any schedule delivered to Seller pursuant hereto shall have been true and correct in all material respects when made and shall be true and correct in all material respects as of the Effective Time with the same force and effect as if such representations and warranties were made at and as of the Effective Time, except with respect to those representations and warranties specifically made as of an earlier date (in which case such representations and warranties shall be true and correct in all material respects as of such earlier date). Buyer shall have performed or complied in all material respects with all material agreements, terms, covenants and conditions required by this Agreement to be performed or complied with by Buyer prior to or at the Effective Time except as specifically provided to the contrary in this Agreement.

7.2           Necessary Corporate Actions. Buyer shall have taken any and all requisite corporate actions and other steps and secured any other corporate approvals, necessary to authorize and consummate this Agreement and the transactions contemplated hereby.

7.3           Governmental and Other Approvals. Seller shall have received approvals, acquiescences or consents from all necessary governmental agencies and authorities to the transactions contemplated by this Agreement for Buyer to acquire the Assets and assume the Liabilities, and all applicable waiting periods shall have expired or otherwise been terminated; provided, however, that no governmental or regulatory consent, approval or authorization shall have imposed any condition or requirement that would result in a material adverse effect on the consummation of the transactions contemplated hereby. Such approvals and the transactions contemplated hereby shall not have been contested or threatened to be contested by any federal or state governmental authority or by any other third party by formal proceedings.

7.4           No Litigation. No action shall have been taken, and no statute, rule, regulation or order shall have been promulgated, enacted, entered, enforced or deemed applicable to the acquisition by any federal, state or foreign government or governmental authority or by any court, domestic or foreign, including the entry of a preliminary or permanent injunction, that would (a) make this Agreement or the transactions contemplated hereby illegal, invalid or unenforceable, (b) if this Agreement, or the transactions contemplated hereby, is consummated, subject any officer, director or employee of Seller to criminal or civil liability, or (c) impose material limits on the ability of Seller to consummate this Agreement, or the transactions contemplated hereby. No action or proceeding before any court or governmental authority, domestic or foreign, by any government or governmental authority or by any other person, domestic or foreign, shall be threatened, instituted or pending that would reasonably be expected to result in any of the consequences referred to in clauses (a) through (c) above.

7.5           Consents of Third Parties. Buyer shall have obtained all consents of third parties in form and substance reasonably satisfactory to Seller, necessary to consummate the transactions contemplated by this Agreement.

7.6           Documentation. The form and substance of all instruments of assumption and other documents delivered pursuant to this Agreement by Buyer shall conform to the provisions of this Agreement or otherwise be reasonably satisfactory in all material respects to Seller.

ARTICLE 8
SURVIVAL OF REPRESENTATIONS, WARRANTIES,
AGREEMENTS AND OBLIGATIONS; INDEMNIFICATION

8.1           Survival. The representations and warranties of Seller and Buyer contained in this Agreement shall survive the Closing Date and shall continue thereafter for a period of two (2) years after the Closing Date. Such representations and warranties shall not be affected by, and shall remain in full force and effect notwithstanding, any investigation at any time made by or on behalf of any party hereto or any information any party may have with respect thereto. All of the post–closing covenants contained in this Agreement shall survive the Closing and the consummation of the transactions contemplated hereby until the date on which all such covenants are satisfied.

8.2           Indemnification by Seller. Seller agrees, effective as of the Closing, to pay, and to indemnify, save, defend and hold harmless Buyer and each of its Insiders (as defined in Section 8.5) from and against, and shall reimburse Buyer and its Insiders with respect to, any and all Losses (as defined in Section 8.5) imposed on, incurred by or asserted against Buyer or its Insiders (or any of them) in any way relating to or arising from or out of:

A.           A material breach of or a material inaccuracy in any statement, representation or warranty of Seller contained in this Agreement, or any schedule, certificate or other document delivered pursuant hereto or as part of the transactions contemplated hereby. For purposes of this Section 8.2, a breach or inaccuracy (or any series of breaches or inaccuracies) shall be deemed material if it (or they, as the case may be) results in Losses that equal or exceed in the aggregate $7,500 (the “Basket”);

B.           Ownership or operation of the Branches and Seller’s businesses and properties prior to the Effective Time;

C.           Liabilities of Seller that are not expressly assumed by Buyer under this Agreement, including the Retained Liabilities;

D.           A material breach of any covenant of Seller or the failure of Seller to perform any agreement, covenant or obligation of Seller contained in this Agreement or in any other agreement or document executed pursuant to this Agreement;

E.           Any Taxes, including interest and penalties, required to be paid by Seller or its successor, which relate to Seller’s business or assets at or prior to the Effective Time; and

F.           Claims or causes of action by any Branch Employee involving compensation, benefits or other employment matters, or events or circumstances that occurred prior to the Effective Time.

Any claim for indemnification shall be applicable to each covenant or representation independently, irrespective of whether such claim is consistent with any other covenant or representation contained in this Agreement.

8.3           Indemnification by Buyer. Buyer hereby agrees, effective as of the Closing, to pay, and to indemnify, save and hold harmless Seller and each of its Insiders from and against, and shall reimburse Seller and its Insiders with respect to, any and all Losses imposed on, incurred by or asserted against Seller or its Insiders (or any of them) in any way relating to or arising from or out of:

A.           A material breach of or a material inaccuracy in any statement, representation or warranty of Buyer contained in this Agreement, or any schedule, certificate or other document delivered pursuant hereto or as part of the transactions contemplated hereby. For purposes of this Section 8.3, a breach or inaccuracy (or any series of breaches or inaccuracies) shall be deemed material if it (or they, as the case may be) result in Losses that equal or exceed in the aggregate the Basket;

B.           Liabilities of Seller that are expressly assumed by Buyer under this Agreement;

C.           A material breach of any covenant of Buyer or the failure of Buyer to perform any agreement, covenant or obligation of Buyer contained in this Agreement or in any other agreement or document executed pursuant to this Agreement,

D.           Any Taxes, including interest and penalties, required to be paid by Buyer or its successor, which relate to the Assets or Liabilities after the Effective Time; and

E.           Except as otherwise expressly provided in this Agreement, employment claims that arise after the Closing Date by any Assumed Employee (as defined in Section 10.2).

Any claim for indemnification shall be applicable to each covenant or representation independently, irrespective of whether such claim is consistent with any other covenant or representation contained in this Agreement.

8.4           Limit on Indemnities. Notwithstanding any other provision hereof, the rights of any party to be indemnified shall be subject to the following limitations:

A.           Losses incurred by Buyer under Section 8.2(A) or Section 8.2(D) and Losses incurred by Seller under Section 8.3(A) or Section 8.3(C) are indemnifiable only once the Losses for such party exceed the Basket, in which event such Losses shall be indemnifiable from the first dollar of Losses;

B.           Notwithstanding the provisions of Section 8.2 and 8.3, in no event will the aggregate liability of Seller for Losses under Section 8.2(A) or (D), or Buyer for Losses under Section 8.3(A) or (C), exceed an aggregate of $200,000.00;

C.           The indemnifying party shall pay claims arising by virtue of claims asserted by third parties against the indemnified party hereunder when a claim against the indemnified party has been established by a final, non-appealable judgment in litigation or by settlement consented to in writing by Seller and Buyer;

D.           The indemnifying party shall be entitled to participate in, but not control, any defense of any claim asserted by third parties against the indemnified party at the indemnifying party’s sole cost and expense;

E.           Notwithstanding anything contained herein to the contrary, in no event shall any party hereto be liable for lost profits or for any indirect, special, consequential, incidental, exemplary or punitive damages, including lost profits or lost revenues arising out of a breach of this Agreement, even if advised at the time of the breach of the possibility of such damages;

F.           To the extent any claim for indemnification brought under this Agreement involves a claim of one party against the other, the parties shall attempt in good faith to resolve any dispute arising out of or relating to this Agreement promptly by negotiations. A party shall give the other party written notice of any dispute not resolved in the normal course of business; and

G.           The indemnifying party shall not be liable for any claim covered by the indemnities under Sections 8.2(A) or 8.3(A) unless the indemnifying party has been notified in writing of such claim prior to the second anniversary of the Closing Date. Such written notice shall set forth in reasonable detail the basis upon which such claim for indemnity is made. In the event that any such claim is made within such two-year period, the indemnity relating to such claim shall survive until such claim is resolved. Claims not made within such two-year period shall cease and no indemnity shall be made therefor.

8.5           Definitions. For the purposes of this Article 8, the term “Insiders” means the officers, directors, principal shareholders, representatives, and agents of a business entity, and the term “Losses” means damages, liabilities, losses, obligations, actions, suits, disbursements, claims, deficiencies, penalties, interest, expenses, fines, assessments, charges and costs (including, without limitation, reasonable attorneys’ and expert witness’ fees, costs of investigation and court costs) of every kind except as otherwise limited herein. A “principal shareholder” shall mean a person that directly or indirectly, or acting through or in concert with one or more persons, owns, controls, or has the power to vote more than 10 percent of any class of voting securities of the entity (shares owned or controlled by a member of an individual's immediate family are considered to be held by the individual).

8.6           Mitigation. Each indemnified party shall take, and cause its affiliates to take, commercially reasonable steps to mitigate any Losses upon becoming aware of any event or circumstance that would reasonably be expected to, or does, give rise to a claim for indemnification, including incurring costs (which costs shall be deemed a “Loss”) only to the minimum extent necessary to remedy the circumstance that gives rise to such Losses. In addition, each indemnified party shall use commercially reasonable efforts to reduce the overall impact of the Losses by taking advantage of and pursuing any collateral source for payment and any available insurance proceeds provided by a third party insurer, tax benefits, accruals, reserves, or other related savings, within a reasonable period of time after seeking indemnification under this Agreement.

ARTICLE 9
OPERATIONAL AGREEMENTS

9.1           Payment of Checks, Drafts, and Orders. After the Effective Time, Buyer agrees (i) to pay in accordance with applicable law, the Deposit agreements and customary banking practice all checks, drafts and withdrawal orders properly drawn by Depositors and properly presented to Buyer, whether drawn on the checks, withdrawal or draft forms provided by Seller or by Buyer, to the extent that the Deposit balances to the credit of the respective makers or drawers assumed by Buyer under this Agreement are sufficient to permit the payment thereof (after taking into account any overdraft protection rights of the Depositors), and (ii) in all other respects to discharge, in accordance with applicable law, the depository agreements and customary banking practice in the usual course of its banking business, all duties and obligations of Seller with respect to the balances due and owing to the Depositors. If any of the Depositors shall demand payment from Seller for all or any part of any Deposit, Seller shall not be liable or responsible for making such payment.

9.2           Clearing Items. During the sixty (60) day period following the Closing Date, if it is not possible to clear checks, transactions and other items drawn on a Deposit account through Buyer’s then current clearing procedures, Seller will make provisional settlement to the presenting institution and will forward such checks, transactions and other items on such Deposit to Buyer, no later than the next Business Day after receipt thereof, and Buyer will reimburse Seller for such provisional settlement within three Business Days. Upon the expiration of such sixty (60) day period, Seller shall cease forwarding checks, transactions and other debits against the Deposit accounts and return them to the originators marked “Account Closed.” Upon timely presentation to Buyer, Buyer will assume all responsibility for such items (except for such items that have not been handled by Seller in accordance with applicable law or regulation, or with ordinary care), including but not limited to determining whether to honor or dishonor such items and giving any required notification for the return of items; i.e. late return.

9.3           Returned Items. Buyer agrees, no later than the second Business Day after demand by Seller, to pay to Seller an amount equivalent to the amount of any uncollected item included in a Depositor’s balance on the Closing Date that is returned within sixty (60) days after Closing as not collected. Buyer shall be required to make payment for any such item at the time Seller makes the demand as aforesaid.

9.4           Data Processing. Following the receipt of all required regulatory approvals, Seller shall provide reasonable cooperation to Buyer in converting the current data processing activities of the Branches with respect to the Assets and Liabilities to Buyer’s data processing system to the extent necessary to facilitate the transfer of the Assets and Liabilities to Buyer. As soon as practicable at the request of Buyer after receipt of all required regulatory approvals, Seller shall deliver to Buyer, at Seller’s expense, a list of the Deposits (customer names, addresses and tax identification numbers, current balances and maturities of all certificates of deposits), grouped by deposit type, and original or duplicate copies (including electronic copy, magnetic tape, disc storage, card forms and printed copy available) and upon Closing shall deliver all customer information files and customer records, ACH items, application files, and any other documentation in the possession of Seller and necessary to the orderly operation and conversion to Buyer’s system of the Branches’ data processing operations to the extent necessary to facilitate the transfer of the Assets and Liabilities to Buyer. Notwithstanding any other provision contained herein, Seller shall be solely responsible for any and all fees, charges, and deconversion expense incurred by it in connection with the transactions contemplated hereby, including but not limited to any and all fees of Seller’s outside core data processing vendor or other data service providers. In addition to the actual conversion files, Seller shall only be obligated to provide one test conversion file to Buyer, which test file shall be in commercially reasonable condition, useable for the purposes for which it was rendered, and reasonably acceptable to Buyer and in a standard format for Jack Henry & Associates. Any additional test files requested by Buyer will be at Buyer’s expense.

9.5           Compliance with Garnishments and Similar Orders. After the Effective Time, Buyer will comply in all material respects with any and all garnishments, similar court orders, tax liens and order of any governmental entity, and any “stop-payment” orders or instructions of deposit customers, as to which Seller has notified Buyer as provided in Section 1.10 above and which are in effect with respect to the Deposits (“Account Holds”). Buyer shall honor all Account Holds relating to the Deposits initiated prior to the Effective Time and reflected in the listing made available by Seller to Buyer on the Closing Date. If, following receipt of the above listing and documentation, Buyer makes any payment in violation of any such Account Hold, then Buyer shall be solely liable for any such payment and shall indemnify, hold harmless, and defend Seller from and against all claims, losses and liabilities, including reasonable attorneys' fees and expenses, arising out of any such payment. In the event that Buyer shall make any payment in violation of an Account Hold initiated prior to the Effective Time but not reflected in the above listing and documentation made available by Seller to Buyer prior to such payment, or if Seller otherwise shall be responsible for any such payment or any Account Hold is erroneous and Buyer relies upon such error in refusing to make an otherwise proper payment, then Seller shall indemnify, hold harmless and defend Buyer from and against all claims, losses and liabilities, including reasonable attorneys' fees and expenses, arising out of any such payment or erroneous refusal to pay.

9.6           Direct Deposit Arrangements. Seller will use reasonable efforts to transfer to Buyer on the Closing Date all of those automated clearing house and Fedwire direct deposit arrangements that are tied by agreement or other standing arrangement to the Deposits.

9.7           Continuing Cooperation.

A.           On and after the Closing Date, Seller shall cooperate with Buyer regarding the Assets, Liabilities and Retained Liabilities, as reasonably requested by Buyer from time to time. This cooperation may include executing documents and instruments to vest in Buyer full legal and equitable title to the Assets and Liabilities and researching processed items in connection with the Assets and Liabilities

B.           On and after the Closing Date, Buyer shall cooperate with Seller regarding the Excluded Assets, Retained Liabilities and Liabilities, as reasonably requested by Seller from time to time. This cooperation may include executing documents and instruments to relieve and discharge Seller from its obligations with respect to the Liabilities and making Assumed Employees available on a reasonable basis to assist in Seller’s defense against Retained Liabilities.

9.8           Final Statements. Seller will render a final statement to each Depositor of an account assumed under this Agreement as to transactions occurring through the Effective Time and will comply with all laws, rules and regulations regarding tax reporting of transactions on such accounts through the Effective Time; provided, however, that Seller shall not be obligated to render a final statement on any account not ordinarily receiving periodic statements in the ordinary course of Seller’s business. Seller will be entitled to impose normal fees and service charges on a per-item basis, but Seller will not impose periodic fees or blanket charges in connection with such final statements unless such final statement is made as of a date that would ordinarily carry such periodic fees or blanket charges.

9.9           Interest Reporting and Withholding. Seller shall be responsible for all tax information reporting and filing requirements (including Forms 1099 and 5498 reporting), and all tax withholding requirements (including remittances and reporting), as to all interest paid or withheld, and contributions received, by Seller on or before the Effective Time with respect to the Deposit accounts (including Custodial/Fiduciary Accounts), without regard to when any such reporting, filings or remittances are required to be made. Buyer shall be responsible for information reporting and filing requirements and all tax withholding requirements as to all interest paid or withheld, and contributions received, by Buyer following the Effective Time with respect to the Deposit accounts (including Custodial/Fiduciary Accounts) transferred to Buyer. Notwithstanding the foregoing, if, as a result of limitations imposed by third party service providers of either Seller or Buyer, such party is unable to comply with the obligations in this Section 9.9, then Seller and Buyer will provide mutual cooperation, including providing all data and reports as may be reasonably necessary and available, so that Buyer or Seller, as the case may be, is able to comply with all tax information reporting and filing requirements and all tax withholding requirements, with respect to the year in which the Closing occurs as allocated under this Section 9.9.

9.10         Loans. In connection with the transfer of the Loans, Seller and Buyer agree as follows:

A.           The parties will cooperate and use commercially reasonable efforts to cause Buyer to become the beneficiary under any credit life, accident and health, vendor’s single interest premium or similar insurance purchased by or on behalf of such customer on the Loans. For the duration of such insurance, Seller and Buyer agree to cooperate in good faith to develop a mutually satisfactory method by which the issuer of such insurance will make rebate payments to and satisfy claims of the holders of such policies of insurance after the Effective Time;

B.           Each of Buyer and Seller will use commercially reasonable efforts to comply with all notice and reporting requirements of the Loan Documents or of any law or regulation with respect to the transfer of such Loans;

C.           Within fifteen (15) days prior to the Closing Date (or, if a shorter period is allowed by law, following receipt of all regulatory approvals but prior to the Closing Date), Seller and Buyer will, at Seller’s expense, send a joint communication to Loan customers payment information or payment notices with Buyer’s payment address. Within 30 days after the Closing Date, Buyer will, at its expense, issue new coupon books or similar payment notices for payment of the Loans with instructions to use Buyer’s coupons or statements and to destroy unused coupons furnished by Seller;

D.           For a period of ninety (90) days after the Closing Date, within three (3) Business Days after receipt by Seller of any check or money order made payable to Seller representing payment on a Loan, Seller shall issue and forward a cashier’s check made payable to Seller and Buyer or wire transfer to the benefit of Buyer in the amount of such item, and forward the item for collection. If the item is returned unpaid, however, Seller shall promptly notify Buyer of such item’s return and shall forward the original of such item to Buyer. Within three (3) Business Days after receipt of such returned item, Buyer shall issue and forward a cashier’s check or wire transfer to Seller in the amount of such returned item, and Buyer shall be responsible for any further efforts to collect such item; and

E.           If the balance due on any Loan has been reduced by Seller as a result of a payment by check received prior to the Closing Date, which item is returned after the Closing Date, the asset value representing the Loan transferred shall be correspondingly increased and an amount in cash equal to such increase shall be paid by Buyer to Seller promptly upon demand.

9.11         Other Items. After the Effective Time, Seller agrees to deliver immediately, but in no event later than two (2) Business Days after receipt by Seller, to Buyer (i) any collected funds accepted by Seller for credit to any account included in the Deposits, (ii) any refunds or reimbursements of Prepaid Expenses included in the acquired Assets for which an adjustment to the purchase price was made pursuant to Section 1.8 and which are accepted by Seller, and (iii) any written notices or correspondence received by Seller relating to the Deposits or the Loans. Buyer shall pay to Seller immediately, but in no event later than two (2) Business Days after receipt by Buyer, any refunds or reimbursements of accrued expenses for which an adjustment to the purchase price was made pursuant to Section 1.8 and which are accepted by Buyer. Notwithstanding the foregoing provisions of this Article 9, each of Seller and Buyer shall as soon as practicable following the Closing establish demand deposit accounts in favor of the other, and shall credit such accounts with any amounts payable to the other pursuant to this Article 9. The party in whose favor such account is established shall be entitled to draw upon such account by wire transfer at any time. All amounts shall be credited on or before the time that such amounts would otherwise be payable pursuant to the applicable section of this Article 9. Each of Buyer and Seller shall maintain the accounts so established for a period of 90 days after the Closing Date.

9.12         Safe Deposit Box and Safekeeping Business. From and after the Effective Time, Buyer agrees to assume and discharge, in the usual course of banking business, the duties and obligations of Seller with respect to all safe deposit boxes associated with any Safe Deposit Contracts assumed by Buyer pursuant to this Agreement, and to maintain all necessary facilities for the use of such boxes by the renters thereof during the period for which such persons have paid rent therefor in advance to Seller, subject to the provisions of the rental agreements between Seller and the respective renters of such boxes. From and after the Closing, Buyer shall assume, honor, and discharge the duties and obligations of Seller with respect to all safekeeping items obtained from Seller pursuant to such assumed Safe Deposit Contracts and shall be entitled to any right or benefit thereafter. At the Closing, Seller shall provide Buyer with a true and correct list of all Safe Deposit Contracts with respect to the Branches in effect as of the Closing Date that Buyer assumes hereunder, together with the rentals or other amounts paid on such Safe Deposit Contracts and the expiration dates of such Safe Deposit Contracts.

9.13         No Establishment of Offices. For and in consideration of the purchase by Buyer of the Assets and the assumption of the Liabilities, the payment of the Premium and the other agreements and covenants contained in this Agreement, none of Seller, Seller’s parent company, or any other affiliate owned by either of them will, for a period of thirty (30) months following the Closing Date, establish, acquire, or operate any branch office or loan production office within a five (5) mile radius of any Branch acquired under this Agreement (the “Market Area”); provided, however, Buyer acknowledges and agrees that Seller’s operation of the branch located at 2506 Independence Boulevard in Wilmington, North Carolina is not in violation of this Section 9.13. Nothing in this Section 9.13 shall prohibit Seller from permitting its bankers from operating in the Market Area. In the event that Seller engages in a merger, consolidation or similar transaction to which it is not the successor, the agreements and covenants contained in this Section 9.13 shall not apply to the operation of such successor in the Market Area of an office that such successor has had within the Market Area immediately prior to the public announcement of such successor’s acquisition of Seller, as applicable. If any court of competent jurisdiction should determine that any term or terms of this covenant are too broad in terms of time, geographic area, lines of commerce or otherwise, such court shall modify and revise any such term or terms so that they comply with applicable law. Seller hereby acknowledges and agrees that Buyer will be irreparably damaged if the provisions of this Section 9.13 are not specifically enforced. Accordingly, Buyer shall be entitled to an injunction restraining any violation of this Section 9.13 by Seller (without any bond or other security being required), or any other appropriate decree of specific performance. Such remedies shall not be exclusive and shall be in addition to any other remedy that Buyer may have at law or in equity.

9.14         Non-Solicitation Agreement. For and in consideration of the purchase by Buyer of the Assets and the assumption of the Liabilities, the payment of the Premium and the other agreements and covenants contained in this Agreement, from the date hereof and for a period of 24 months following the Closing Date, Seller will not solicit the banking business of any current customers of any Branch whose banking business or any part thereof is transferred to Buyer as part of the Assets or Liabilities pursuant to the terms of this Agreement. However, nothing in the foregoing sentence shall prevent Seller from communicating with customers of the Branches to the extent such communications are related solely to Excluded Assets or Retained Liabilities. Notwithstanding the first sentence of this Section 9.14, Seller shall not be in violation of this Section 9.14 by virtue of Seller’s advertising through the Internet or in publications that are normally distributed in geographic areas that include both the Market Area and geographic markets served by Seller’s branches other than the Branches and that are not targeted toward any customers whose Deposits are assumed or whose Loans are acquired by Buyer hereunder. If any court of competent jurisdiction should determine that any term or terms of this covenant are too broad in terms of time, geographic area, lines of commerce or otherwise, such court shall modify and revise any such term or terms so that they comply with applicable law. Seller hereby acknowledges and agrees that Buyer will be irreparably damaged if the provisions of this Section 9.14 are not specifically enforced. Accordingly, Buyer shall be entitled to an injunction restraining any violation of this Section 9.14 by Seller (without any bond or other security being required), or any other appropriate decree of specific performance. Such remedies shall not be exclusive and shall be in addition to any other remedy that Buyer may have at law or in equity.

9.15         Books and Records. Buyer shall allow Seller and its authorized agents and representatives to inspect any of the Records for any proper purpose during regular business hours after the Closing Date upon reasonable notice to Buyer (which notice shall specify the purpose of such inspection), and Seller may, at its own expense, make such copies of and excerpts from such books and records as it may deem desirable; provided, however, that all information, including copies of books and records, obtained by Seller from Buyer pursuant to this Section 9.15 shall be and remain confidential information known to Seller or otherwise contained in Seller’s books and records. Buyer shall maintain all material books and records relating to the Assets and the Liabilities for a period that is not less than the greater of (i) the period required by applicable law, rule or regulation or (ii) three (3) years from the Closing Date. In the case of any dispute with or inquiry by a customer whose Deposit or other account is transferred to Buyer pursuant to this Agreement, which dispute or inquiry relates to the servicing of or transactions affecting such Deposit or other account prior to the Closing, at Buyer’s request Seller will cooperate with Buyer by researching the account history and transactions and provide to Buyer the appropriate information regarding the Deposit account or transactions, together with copies of pertinent documents or instruments, necessary to permit Buyer to respond to the customer within ten (10) Business Days following Buyer’s request and in a manner consistent with standard banking practices and customs. Seller shall be entitled to charge Buyer, or any other appropriate party, reasonable and customary fees in connection with any such account history and transaction research, which fees shall be in accordance with its standard customer fee schedule for such services.

9.16         Taxes.

A.           Buyer shall be responsible for the payment of all taxes (including transfer taxes), recording fees, Uniform Commercial Code filing fees and the like arising as a result of the purchase of the Assets; except that Seller shall pay for revenue stamps required on the deed transferring the Real Property to Buyer, and Buyer shall not be responsible for, or have any liability with respect to, taxes on any income to Seller arising out of this transaction or its operation of the Branches. Seller shall cooperate with Buyer in Buyer’s efforts to minimize all taxes and fees payable by Buyer, if any, as a result of the transactions contemplated by this Agreement, provided that Seller can do so without incurring any out-of-pocket costs or expenses or additional tax liability.

A.           Seller shall pay all real estate taxes with respect to or otherwise associated with the Branches for calendar year 2014 and all preceding years, and Seller shall pay or reimburse Buyer for a pro rata share of real estate taxes attributable to the Branches for calendar year 2015 through the Effective Time.

B.           Seller shall pay all personal property taxes on the Branch Personal Property for calendar year 2014 and all preceding years, and Seller shall pay or reimburse Buyer for a pro rata share of such personal property taxes related to the Branch Personal Property for calendar year 2015 through the Effective Time.

C.           If the real estate and/or personal property taxes related to the Branches have not been invoiced for calendar year 2015 as of Closing, Buyer and Seller shall agree on estimates of such 2015 amounts at Closing, which amounts shall be prorated and preliminarily settled at Closing. In the event of such preliminary tax settlement at Closing, the Buyer and Seller shall promptly make any appropriate adjustment payments upon receipt of such tax bills from the taxing authorities following Closing.

9.17         Allocation of Purchase Price. Within 60 days after the Closing, Seller shall prepare an IRS Form 8594 reflecting the allocation of the purchase price as agreed to by Seller and Buyer and shall submit such Form 8594 to Buyer for review. Buyer shall inform Seller in writing of any disagreements with the amounts allocated on Form 8594 within forty-five (45) days after receipt. If such disagreements, if any, cannot be resolved by Buyer and Seller within ten (10) Business Days after notice of such disagreement, Buyer and Seller shall instruct the Independent Accounting Firm referenced in Section 1.7 of this Agreement to promptly review the draft Form 8594 and to determine, solely with respect to the disputed items, whether and to what extent, if any, the draft Form 8594 requires adjustment. The decision of the Independent Accounting Firm shall be final, conclusive and binding on the parties. Buyer and Seller agree that they will not take, nor will they permit any affiliated person to take, for income tax reporting purposes a position inconsistent with such allocation. Notwithstanding the foregoing, either party, upon prior notice to the other, may change any such report in the event of a dispute with any tax authority or take any other step to settle or resolve such a dispute.

9.18         Actions With Respect to Custodial/Fiduciary Accounts.

A.           Seller shall (i) resign no later than the Effective Time as the Trustee/Custodian of each Custodial/Fiduciary Account of which it is the Trustee/Custodian, if any, (ii) to the extent permitted by the documentation governing each such Custodial/Fiduciary Account, appoint Buyer as successor Trustee/Custodian of each such Custodial/Fiduciary Account, and (iii) deliver to the grantor or named fiduciary of each such Custodial/Fiduciary Account, respectively, such notice of the foregoing as is required by the documentation governing such Custodial/Fiduciary Account or as otherwise required by law.

B.           In the event that the documentation governing Seller’s Custodial/Fiduciary Accounts do not permit Seller to appoint Buyer as successor Trustee/Custodian, then prior to the Closing Date Seller and Buyer will cooperate in an effort to obtain any required approval or consent of each individual grantor or named fiduciary of the Custodial/Fiduciary Account to the appointment of Buyer as successor Trustee/Custodian. In the event that an approval or consent necessary for Buyer to become successor Trustee/Custodian of a Custodial/Fiduciary Account is not obtained, Seller will retain that Custodial/Fiduciary Account, and the Deposit associated with that Custodial/Fiduciary Account.  Buyer agrees to act as successor Trustee/Custodian of the Custodial/Fiduciary Accounts as to which it is appointed by Seller as described above and to assume all duties of Seller under the agreements relating to those Custodial/Fiduciary Accounts.

C.           With respect to each Custodial/Fiduciary Account transferred to Buyer, Seller shall provide to Buyer on the Closing Date a listing of the balances of those Deposits as of December 31, 2014, and, with respect to any IRA, SEP, or Keogh Plan Depositor who was age 70 ½ on December 31, 2014, or who will attain age 70 ½ during 2015, Seller will provide to Buyer a listing of those Depositors’ required minimum distributions from their accounts during 2015 simultaneous with reporting that information to the Depositors.

ARTICLE 10
EMPLOYEE MATTERS

The parties shall follow the following procedure in dealing with employees of the Branches regarding employment after the Closing:

10.1         Notice to Employees and Information. With respect to all employees of Seller affiliated with any Branch (the “Branch Employees”), as soon as reasonably practicable after the signing of this Agreement, Seller shall notify each Branch Employee that Seller and Buyer have entered into an agreement with respect to Buyer’s acquisition of the Assets and Liabilities. Seller has provided Buyer a true, accurate and complete list of all Branch Employees and has (or will provide to Buyer within five (5) calendar days of the date of this Agreement) copies of all employment files and records with respect to the Branch Employees. Promptly following notification of Seller’s Branch Employees (and, in any event, not later than ten (10) days after the date of this Agreement), Seller shall provide Buyer access to Branch Employees to conduct interviews and make reasonable investigation as Buyer sees fit in order to make determinations required of Buyer pursuant to Section 10.2 of this Agreement.

10.2         Offer of Employment. Buyer currently intends to employ those Branch Employees listed on Schedule 10.2 (the “Offer Employees”) in substantially similar roles as their current positions with remuneration and benefits offered at levels equivalent to those of similarly situated employees of Buyer; provided, however, that nothing herein shall (i) obligate Buyer to employ any Offer Employee or consider any other Branch Employee for employment, (ii) require Buyer to provide any Assumed Employee (as defined below) the same remuneration or benefit levels of such Assumed Employee’s remuneration or benefits immediately prior to the Closing Date, or (iii) prohibit Buyer from terminating any Assumed Employee for any reason. No later than fourteen (14) days prior to the Closing Date, Buyer shall give Seller written notice (the “Decline Notice”) as to which, if any, of the Offer Employees will not be offered employment by Buyer. Any Offer Employees that are listed on the Decline Notice shall not be offered employment by Buyer. No later than ten (10) days prior to the Closing Date, Buyer will offer employment to the Offer Employees other than those identified in the Decline Notice. Buyer shall permit each Offer Employee who accepts employment with Buyer (each an “Assumed Employee”) to participate in the same health, vacation, and other benefits as Buyer provides to its similarly situated employees, provided that Buyer shall not be obligated to make any contribution to any plan or program on behalf of any of such Assumed Employees, with respect to any period prior to the Closing. Buyer shall provide each Assumed Employee with full credit for service with the Seller for all purposes under Buyer's benefit plans and programs, including, but not limited to, eligibility to participate and vesting, to the same extent that such service was recognized as of the Closing Date under a comparable plan of the Seller in which the Assumed Employees participated; provided, however, that such service need not be recognized to the extent that such recognition would result in any duplication of benefits or is prohibited under the terms of Buyer’s benefit plans and programs. For purposes of determining each Assumed Employee’s vacation benefit with Buyer for the year in which the Effective Time occurs under Buyer’s vacation program, any vacation taken by an Assumed Employee while employed with Seller preceding the Closing Date for the year in which the Effective Time occurs will be deducted from the total buyer vacation benefit for which such Assumed Employee is eligible for such year under Buyer’s vacation program. After the Closing Date, Assumed Employees will be employed on an at-will basis by Buyer; provided, however, that in no way shall Buyer be liable for any claims that any Branch Employee may have against Seller and Buyer may request a release from each Branch Employee with respect thereto.

10.3         Non-Assumed Employee; Costs of Termination. Seller shall be solely responsible for the management, reassignment, relocation or termination of any Branch Employees that are not Assumed Employees, and Seller shall pay any and all costs (including, without limitation, severance pay and accrued vacation pay) associated with termination of any Branch Employee, other than the Assumed Employees, who is terminated by Seller.

10.4         Communications. Prior to the Effective Time, Seller shall coordinate all communications to Branch Employees, after consultation with Buyer; provided, however, this Section 10.4 shall not be construed to require Buyer and Seller to act jointly at any time.

10.5         Seller’s Retention of Liabilities. Seller shall retain all liabilities and obligations (including, without limitation, the liability and obligation for all wages, salary, vacation pay and unemployment, medical, dental, vision, health, disability and retirement benefits), for any claims incurred by any Branch Employee prior to the Effective Time. Buyer shall not at any time assume any liability for the benefits of any Branch Employee under any of Seller’s benefit plans. Seller shall be responsible for providing any Branch Employee whose “qualifying event,” within the meaning of section 4980B(f)(3) of the Code, occurs on or prior to the Effective Time (and such Branch Employee’s “qualified beneficiaries” within the meaning of section 4980B(g)(1) of the Code) with the continuation of group health coverage required by section 4980B(f) of the Code under the terms of the health plan maintained by Seller.

10.6         No Third Party Beneficiaries. Nothing in this Article 10 is intended, nor shall it be construed, to confer any rights or benefits upon any person other than Buyer and Seller, including any rights to be employed or respecting the terms and duration of employment.

10.7         Non-Solicitation of Employees. From the date of this Agreement until the Closing Date, Seller shall not (a) terminate any Offer Employee, except for cause, or (b) relocate, or agree to relocate, any Offer Employee to another branch or office of Seller or any affiliate of Seller unless Buyer has notified Seller that such Offer Employee has declined or intends to decline Buyer’s offer of employment. From and after the Effective Time, and for a period of two years after the Closing Date, Seller and its respective successors and assigns shall not directly or indirectly hire any Assumed Employee, without the prior consent of Buyer, unless such Assumed Employee’s employment was terminated by Buyer.

ARTICLE 11
TERMINATION AND ABANDONMENT

11.1         Right of Termination. This Agreement and the transactions contemplated hereby may be terminated and abandoned at any time prior to or at the Closing as follows, and in no other manner:

A.           By the mutual written consent of Seller and Buyer;

B.           By either Buyer or Seller, if the Closing has not occurred by March 31, 2016, unless the date is extended by the mutual written agreement of the parties;

C.           By either Buyer or Seller if (i) any of the transactions contemplated by this Agreement are disapproved by any regulatory authority whose approval is required to complete such transactions, or (ii) if either party reasonably determines in good faith after consultation with outside counsel that there is substantial likelihood that any requisite regulatory approval will not be obtained or will be obtained only upon a condition or conditions that make it inadvisable to proceed with the transactions contemplated by this Agreement;

D.           By Buyer if there shall be any actual or threatened litigation to restrain or invalidate the sale of the Assets to, or the assumption of the Liabilities by, Buyer that, in the good faith judgment of Buyer, after consultation with outside counsel and Seller, makes it inadvisable to proceed with such transaction;

E.           By Seller if there shall be any actual or threatened litigation to restrain or invalidate the sale of the Assets to, or the assumption of the Liabilities by, Buyer that, in the good faith judgment of Seller, after consultation with outside counsel and Buyer, makes it inadvisable to proceed with such transaction;

F.           By Buyer if any Material Adverse Change with respect to the Assets or Liabilities has occurred since March 31, 2015;

G.           By Buyer if Deposits shall have decreased by more than fifteen percent (15%) in the aggregate from the amount of Deposits set forth on Schedule 1.3(A) attached to this Agreement (provided, however, for purposes of this determination, all Deposits that are time deposits and “public unit deposits” as such term is defined in 12 CFR Part 330 shall be excluded when measuring any decrease in Deposits);

H.           By either Buyer or Seller in the event of a material breach by the other of any representation, warranty or agreement contained herein, or the failure of any condition to a party’s obligation to consummate the transaction, that is not cured or cannot be cured within thirty (30) days after written notice of such termination has been delivered to the breaching party; provided, however, that termination pursuant to this provision shall not relieve the breaching party of liability for such breach; or

I.           By Buyer upon the failure of Seller to correct a Material Defect as provided in Section 1.12.

11.2         Notice of Termination. The power of termination provided for by Section 11.1 may be exercised only by a notice given in writing, as provided in Section 12.4.

11.3         Effect of Termination. Without limiting any other relief to which either party hereto may be entitled, in the event of the termination and abandonment of this Agreement pursuant to the provisions of Section 11.1, no party to this Agreement shall have any further liability or obligation in respect of this Agreement, except for (a) liability of a party for expenses pursuant to Section 12.11, and (b) the provisions of Section 12.15 shall remain applicable.

ARTICLE 12
MISCELLANEOUS

12.1         Entire Agreement. This Agreement and the other agreements, documents and instruments executed and delivered by the parties to each other at the Closing constitute the full understanding of the parties, a complete allocation of risks between them and a complete and exclusive statement of the terms and conditions of their agreement relating to the subject matter hereof and supersede any and all prior agreements, whether written or oral, that may exist between the parties with respect thereto.

12.2         Multiple Counterparts. For the convenience of the parties hereto, this Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all counterparts hereof so executed by the parties hereto, whether or not such counterpart shall bear the execution of each of the parties hereto, shall be deemed to be, and shall be construed as, one and the same Agreement. A telecopy, facsimile, or email transmission of a signed counterpart of this Agreement shall be sufficient to bind the party or parties whose signature(s) appear thereon.

12.3         Amendment. This Agreement may be amended, modified or supplemented only by a written instrument signed by each party hereto.

12.4         Notices. Any and all notices and other communications required or permitted to be given under this Agreement by any party hereto to the other party may be delivered personally or by overnight courier service or sent by mail at the respective addresses set forth below and shall be effective upon the earlier of actual receipt or (a) in the case of mail, upon the earlier of actual receipt or three (3) Business Days after deposit in the United States Postal Service, first class certified or registered mail, postage prepaid, return receipt requested; and (b) in the case of overnight courier service, one (1) Business Day after delivery to such courier service with instructions to deliver the next Business Day. The parties may change their respective addresses by written notice to all other parties, sent as provided in this Section 12.4. All communications must be in writing and addressed as follows:

If to Seller:	Yadkin Bank
3600 Glenwood Avenue
Suite 300
Raleigh, NC 27612
	Attn:	Jonathan Hornaday
Senior Vice President

With a Copy to:	Nelson Mullins Riley & Scarborough LLP
104 South Main Street
Greenville, South Carolina 29601
	Attn:	Nikki Lee

If to Buyer:	Select Bank & Trust Company
700 W. Cumberland St
Dunn, NC 28334
	Attn:	William L. Hedgepeth II
President and Chief Executive Officer

With a Copy to:	Wyrick Robbins Yates & Ponton LLP
4101 Lake Boone Trail
Suite 300
Raleigh, NC 27607-7506
	Attn:	Todd H. Eveson

12.5         Binding Effect. All of the terms, covenants, representations, warranties and conditions of this Agreement shall be binding upon, and inure to the benefit of and be enforceable by, the parties hereto and their respective successors, representatives and permitted assigns. Nothing expressed or referred to herein is intended or shall be construed to give any person other than the parties hereto any legal or equitable right, remedy or claim under or in respect of this Agreement, or any provision herein contained, it being the intention of the parties hereto that this Agreement, the assumption of obligations and statements of responsibilities hereunder, and all other conditions and provisions hereof are for the sole benefit of the parties to this Agreement and for the benefit of no other person. Nothing in this Agreement shall act to relieve or discharge the obligation or liability of any third party to any party to this Agreement, nor shall any provision give any third party any right of subrogation or action over or against any party to this Agreement.

12.6         Governing Law. This Agreement will be construed in accordance with and governed by the laws of the State of North Carolina without giving effect to any choice or conflict of law provision or rule (whether of the State of North Carolina or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of North Carolina.

12.7         Attorneys’ Fees and Costs Upon Enforcement. In the event attorneys’ fees or other costs are incurred to secure performance of any of the obligations herein provided for, or to establish damages for the breach thereof, or to obtain any other appropriate relief, whether by way of prosecution or defense, the prevailing party shall be entitled to recover reasonable attorneys’ fees and costs incurred therein.

12.8         Severability.  In the event that any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws, then (a) such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision were not a part hereof; (b) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by such illegal, invalid or unenforceable provision or by its severance from this Agreement; and (c) there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and still be legal, valid and enforceable.

12.9         Assignability. No party to this Agreement shall assign this Agreement, by operation of law or otherwise, in whole or in part, without the prior written consent of the other party. Any assignment made or attempted in violation of this Section 12.9 shall be void and of no effect.

12.10         Rules of Construction. All sections referred to herein are sections of this Agreement and all exhibits and schedules referred to herein are exhibits and schedules, respectively, attached to this Agreement. Descriptive headings as to the contents of particular sections are for convenience only and shall not control or affect the meaning, construction or interpretation of any provision of this Agreement. The exhibits and schedules to this Agreement (and any appendices thereto) referred to in this Agreement and attached hereto are and shall be incorporated herein and made a part hereof for all purposes as though set forth herein verbatim. Each use herein of the masculine, neuter or feminine gender shall be deemed to include the other genders. Each use herein of the plural shall include the singular and vice versa, in each case as the context requires or as it is otherwise appropriate. The word “or” is used in the inclusive sense.

12.11         Expenses. Seller shall pay all of its expenses and costs (including, without limitation, all attorneys’ fees and expenses, application fees, and deconversion expenses of its core processor), and Buyer shall pay all of its expenses and costs (including, without limitation, all attorneys’ fees and expenses, application fees, and fees and expenses of Raymond James & Associates, Inc.) in connection with this Agreement and the consummation of the transactions contemplated hereby.

12.12         Waiver. Any of the terms or conditions of this Agreement may be waived at any time by the party that is entitled to the benefit thereof. No party to this Agreement shall by any act (except by a written instrument signed by the party to be charged) be deemed to have waived any right or remedy hereunder or to have acquiesced in any breach of any of the terms and conditions hereof. Neither failure to exercise, nor any delay in exercising any right, power or privilege hereunder by any party hereto shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver of any party of any right or remedy on any one occasion shall not be construed as a bar to any right or remedy that such party would otherwise have on any future occasion or to any right or remedy that any other party may have hereunder.

12.13         Specific Performance. Each of the parties hereto acknowledges that the other parties would be irreparably damaged and would not have an adequate remedy at law for money damages in the event that any of the covenants contained in this Agreement were not performed in accordance with its terms or otherwise were materially breached. Each of the parties hereto therefore agrees that, without the necessity of proving actual damages or posting bond or other security, the other party shall be entitled to temporary and/or permanent injunction or injunctions to prevent breaches of such performance and to specific enforcement of such covenants in addition to any other remedy to which they may be entitled, at law or in equity.

12.14         Public Disclosure. Seller and Buyer will consult with each other regarding the content of any press release or other public disclosure concerning this transaction (including any notice or instructions given to the customers of the Branches) and obtain the prior written approval of the other party hereto; provided, however, that notwithstanding anything else contained in this Section 12.14, Seller and Buyer shall be permitted to make any public disclosure or governmental filings as its counsel may deem necessary to maintain compliance with or to prevent violations of applicable federal or state laws or regulations.

12.15         Confidential Information. Except as may be required by applicable securities laws or as may be necessary to obtain the regulatory approvals as described in Section 6.3 and Section 7.3, Seller and Buyer will treat as confidential any information related to the transactions described herein obtained from the other party. Seller and Buyer will use such information, and not disclose it to others, except their employees, advisors, directors and agents, expressly for the purposes of evaluating the potential of consummating the transactions proposed herein. The term “information” does not include any information that (a) at the time of disclosure or thereafter is generally available to and known by the public, (b) was available on a nonconfidential basis from a source other than Seller or Buyer or (c) was independently acquired or developed without violating any laws or obligations under this Agreement. In the event of termination of this Agreement, each party shall redeliver all documents, work papers and other material of the other party relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the party furnishing the same. Notwithstanding the return of such documents, work papers and other materials, each party shall be bound by the obligations of confidentiality set forth herein for a period of three (3) years following the effective date of the termination of this Agreement.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the date first above written.

BUYER:

SELECT BANK & TRUST COMPANY

By:	/s/ William L. Hedgepeth II
William L. Hedgepeth II
President and Chief Executive Officer

SELLER:

YADKIN BANK

By:	/s/ Scott M. Custer
Scott M. Custer
President and Chief Executive Officer

[Signature Page to Purchase and Assumption Agreement]

SCHEDULES

Schedule 1.1(A)	-	Loans
Schedule 1.1(B)	-	Safe Deposit Contracts
Schedule 1.1(E)	-	Legal Description of Real Property
Schedule 1.1(F)	-	Branch Personal Property
Schedule 1.3(A)	-	Deposits
Schedule 2.9	-	Consents
Schedule 10.2	-	Offer Employees

Exhibits

Exhibit A-1	-	Closing Statement
Exhibit A-2	-	Adjusted Closing Statement
Exhibit B	-	Bill of Sale and Assignment
Exhibit C	-	Assignment and Assumption Agreement
Exhibit D	-	Limited Power of Attorney
Exhibit E	-	Resignation and Appointment Agreement

Exhibit A-1

FORM OF CLOSING STATEMENT

1.	Net Book Value of Deposits:[1]	$

2.	Premium:[2]	($	)

3.	Accrued Interest on Deposits:	$

4.	Cash on Hand:	($	)

5.	Subtotal (Line 1 minus Line 2 plus Line 3 minus Line 4):	$

6.	Principal Balance of Loans:[3]	$

7.	Accrued interest receivable with respect to Loans:	$

8.	Purchase Price of Real Property and Branch
	Personal Property:[4]	$

9.	Adjustment for Branch Personal Property not Sold:[5]	($	)

10.	Subtotal (Line 6 plus Line 7 plus Line 8 minus Line 9):	$

11.	Settlement Payment (Line 5 minus Line 10):	$

12.	Adjustments for pro-rated expenses, taxes, etc.:[6]	$

13.	Settlement Payment, as adjusted:	$

The above calculation of the Settlement Payment is provided for the sake of convenience and is qualified in its entirety by the language of the Purchase and Assumption Agreement dated ____, 2015. Seller will prepare and deliver an Adjusted Closing Statement in the form of Exhibit A-2 based on balances as of the Effective Time within 5 Business Days following the Closing Date, pursuant to which an Adjustment Payment shall be paid from, as appropriate, Buyer to Seller or Seller to Buyer.

1 Deposits exclude any time deposits with maturity date on or after March 1, 2018.

2 Premium equal to the product of 25 basis points (0.0025) multiplied by the daily average balance of the “Premium Deposits” during the thirty (30) calendar days ending three (3) business days prior to the Effective Time. The term “Premium Deposits” means the Deposits less (x) any Deposits that are time deposits with a balance exceeding $250,000 or (y) any Deposits that are coded to any Branch but that were previously coded to Seller’s former branch office in New Bern, North Carolina

3 Without reference to loss reserves, deferred costs or revenues, if any.

4 $777,000 subject to downward adjustment for any Branch Personal Property excluded pursuant to Section 1.5(A)(ii) ..

5 Downward adjustments, if any, for the net book value of any furniture, fixtures, equipment, or other tangible personal property related to the Branches not purchased by Buyer.

6 Adjustments pursuant to Section 1.8 of Agreement.

Exhibit A-2

FORM OF ADJUSTED CLOSING STATEMENT

1.	Net Book Value of Deposits:	$

2.	Premium:	($	)

3.	Accrued Interest on Deposits:	$

4.	Cash on Hand:	($	)

5.	Subtotal (Line 1 minus Line 2 plus Line 3 minus Line 4):	$

6.	Principal Balance of Loans:	$

7.	Accrued interest receivable with respect to Loans:	$

8.	Purchase Price of Real Property and Branch
	Personal Property:	$

9.	Adjustment for Branch Personal Property not Sold:	($	)

10.	Subtotal (Line 6 plus Line 7 plus Line 8 minus Line 9):	$

11.	Settlement Payment (Line 5 minus Line 10):	$

12.	Adjustments for pro-rated expenses, taxes, etc.:	$

13.	Settlement Payment, as adjusted:	$

14.	Settlement Payment paid to [Buyer/Seller] on [____]	$

15.	Adjustment Payment due to [Buyer/Seller]

	(Absolute Value of Line 13 minus Line 14:	$

The above calculation of the Adjustment Payment is provided for the sake of convenience and is qualified in its entirety by the language of the Purchase and Assumption Agreement dated ____, 2015.

Exhibit B

FORM OF BILL OF SALE AND ASSIGNMENT

For and in consideration of the sum of Ten Dollars ($10.00) and other good and valuable consideration, including the mutual promises and covenants set forth herein and in that certain Purchase and Assumption Agreement, dated as of [_____________], 2015 (the “P&A Agreement”, capitalized terms not otherwise defined herein have the meanings given them in the P&A Agreement), by and between Select Bank & Trust Company, a North Carolina banking corporation having its main office in Dunn, North Carolina (the “Buyer”), and Yadkin Bank, a North Carolina banking corporation having its main office in Statesville, North Carolina (the “Seller”), the receipt and sufficiency of which consideration are hereby acknowledged, Seller hereby SELLS, CONVEYS, ASSIGNS AND TRANSFERS unto Buyer, all right, title and interest in and to the following Assets, free and clear of any liens or claims other than Permitted Liens:

1.          All Loans identified on Schedule 1.1(A) attached hereto.

2.          All Safe Deposit Contracts identified on Schedule 1.1(B) attached hereto.

3.          All Branch Personal Property identified on Schedule 1.1(F) attached hereto.

4.          All Records relating to the Assets and the Liabilities, including but not limited to all Loan Documents, all security interests or pledges securing the Loans and all collateral rights under the Loan Documents, and all files, credit and payment histories and other records pertaining to the Loans.

Seller warrants that it is the lawful owner in every respect of all of the Assets transferred hereby and that such Assets are free and clear of all liens, security agreements, encumbrances, claims, demands, and charges of every kind whatsoever other than Permitted Liens. This Bill of Sale and the rights and obligations of the parties hereto are further subject to the terms and conditions of the P&A Agreement, including all pertinent representations and warranties made by Seller therein. This Bill of Sale is intended only to effect the transfer of certain property, the transfer of which is contemplated in the P&A Agreement, and shall be governed in accordance with the terms and conditions of the P&A Agreement. In the event of any conflict or inconsistency between the terms of the P&A Agreement and the terms of this Bill of Sale, the terms of the P&A Agreement shall govern.

Seller hereby binds Seller and its successors and assigns to warrant and defend the title to the Assets herein conveyed to Buyer and its successors and assigns, forever against every person lawfully claiming such assets or any part thereof by, under or through Seller, but not otherwise, or any part thereof.

Seller agrees to take such further actions, and to execute such further documents and instruments (including but not limited to individual assignments or allonges in recordable form related to the Loans or Loan Documents) as Buyer may reasonably request in order to consummate fully or more effectively reflect the transactions set out herein or to facilitate Buyer’s collection of the Loans and its enforcement of the related Loan Documents. Buyer is hereby authorized by Seller to endorse Seller’s name on, and deposit into Buyer’s account(s) for collection, all checks and other collections made on the Loans or other Assets.

Executed as of the _____ day of ________, 2015 to be effective as of the Effective Time (as defined in the P&A Agreement).

YADKIN BANK

By:
Name:
Title:

[Signature Page to Bill of Sale and Assignment]

Schedule 1.1(A)

Loans

See Attached.

Schedule 1.1(B)

Safe Deposit Contracts

See Attached.

Schedule 1.1(F)

Branch Personal Property

See Attached.

Exhibit C

FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT

This Assignment and Assumption Agreement (the “Agreement”) dated ________, 2015, is made and entered into by and between Select Bank & Trust Company, a North Carolina banking corporation having its main office in Dunn, North Carolina (the “Buyer”), and Yadkin Bank, a North Carolina banking corporation having its main office in Statesville, North Carolina (the “Seller”), to be effective as of the Effective Time:

RECITALS

WHEREAS, Seller and Buyer have entered into that certain Purchase and Assumption Agreement, dated as of [__________], 2015 (the “P&A Agreement”), pursuant to which Buyer has agreed to acquire certain Assets and to assume certain Liabilities of Seller. All capitalized terms not defined in this Agreement shall have the meanings given to them in the P&A Agreement.

NOW, THEREFORE, in consideration of the consummation of the transactions contemplated by the P&A Agreement, and to effectuate the agreements of Seller and Buyer set forth therein, the parties hereto hereby agree as follows:

1.          Assignment and Assumption of Certain Liabilities. Subject to the further provisions of this Section 1, Seller hereby assigns and transfers to Buyer all of Seller’s right, title and interest in and to the following liabilities and obligations (collectively, the “Liabilities”), and Buyer hereby assumes and undertakes to pay, satisfy, perform and discharge all of such Liabilities, as of Effective Time, in respect of all liabilities, duties and obligations of Seller under:

A.           The Deposits listed on Schedule 1.3(A) attached hereto

B.           The Deposit Agreements;

C.           The Safe Deposit Contracts; and

D.           The loan documents related to the Loans.

2.          Scope of Assignment and Assumption. Notwithstanding anything to the contrary contained herein or in the P&A Agreement, Buyer does not assume and shall not have any liability for any debts, liabilities or obligations of Seller of any kind whatsoever except as specifically set forth in this Agreement and the P&A Agreement. Neither the making nor the acceptance of this Agreement shall modify or restrict the terms of the P&A Agreement or constitute a waiver or release by Buyer or Seller of any liabilities, duties or obligations imposed upon any of them by the terms of the P&A Agreement. In the event of any conflict or inconsistency between the terms of the P&A Agreement and the terms of this Agreement, the terms of the P&A Agreement shall govern.

3.          No Third Party Beneficiaries. This Agreement shall not create in any third parties (including, but not limited to, deposit account holders or borrowers): (a) any rights or remedies against Buyer that such parties did not have against Seller prior to the execution and delivery of this Agreement with respect to the debts, liabilities or obligations specifically assumed herein; (b) any claims against Buyer with respect to any liability of Seller under the Assets or Deposits arising on or prior to the Effective Time; (c) any claims against Buyer with respect to any deposit not fully and accurately reflected in the Schedule attached hereto; or (d) any claims against Buyer with respect to the Loans other than for the duties and obligations of Seller arising or to be performed after the Effective Time under the loan documents related to the Loans.

4.          Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of Seller, Buyer and each of their respective successors, representatives and permitted assigns.

5.          Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but together shall deemed to be and will be construed as, one and the same agreement. A copy, facsimile, or email transmission of a signed counterpart of this Agreement will be sufficient to bind the party or parties whose signature(s) appear thereon.

6.          Incorporation of Provisions from the P&A Agreement. Notices to the parties shall be in accordance with the notice provisions of the P&A Agreement and all other terms and provisions of the P&A Agreement shall be applicable to this Agreement.

[remainder of page intentionally blank]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed on its behalf by its officers duly authorized, all as of the day and year first above written.

SELECT BANK & TRUST COMPANY

By:
William L. Hedgepeth II
President and Chief Executive Officer

YADKIN BANK

By:
Name:
Title:

[Signature Page to Assignment and Assumption Agreement]

Schedule 1.3(A)

to

Assignment and Assumption Agreement

[Attach list of Deposits, including account number, current balance, and in the case of time deposits, rate and maturity date]

Exhibit D

FORM OF LIMITED POWER OF ATTORNEY

KNOW ALL PEOPLE BY THESE PRESENTS:

Yadkin Bank, a North Carolina banking corporation with its main office in Statesville, North Carolina (the “Seller”), hereby constitutes and appoints Select Bank & Trust Company, a North Carolina banking corporation with its main office in Dunn, North Carolina (the “Buyer”), acting through any of its authorized officers, with full power of substitution and resubstitution, as its true and lawful agent and attorney-in-fact to act in its name, place and stead and on its behalf, for the sole purpose of carrying out, and with authority to do, the following acts with respect to the loans and related rights that Buyer has purchased from Seller (referred to herein as the “Property”) pursuant to that certain Purchase and Assumption Agreement, dated ________, 2015 (the “P&A Agreement”), between Seller and Buyer:

1.          Buyer can receive, endorse “YADKIN BANK,” “VANTAGESOUTH BANK,” and “THE EAST CAROLINA BANK,” and collect all payments made payable to or owed to Seller in connection with the Property; and

2.          Buyer can enforce, release, modify and transfer the rights and interest granted to Seller with respect to any of the Property, which on its face gives Seller rights regarding the Property.

This Power of Attorney is coupled with an interest and cannot be terminated by Seller. All capitalized terms used but not defined herein shall have the meanings given to them in the P&A Agreement.

This Power of Attorney is made effective as of the Effective Time.

YADKIN BANK, a successor in interest to VantageSouth Bank and The East Carolina Bank

By:
Name:	_____________
Title:	_____________

STATE OF NORTH CAROLINA

COUNTY OF _____________________

Subscribed and sworn to before me this _______ day of _____________, 2015.

________________________________
Notary Public

My Commission Expires: ______________________

Exhibit E

Resignation and Appointment Agreement

regarding

Retirement Plan Custodianship/Trusteeship

This Resignation and Appointment Agreement (the “Agreement”) is made this the ___ day of ___________, 2015, by and between Select Bank & Trust Company, a North Carolina banking corporation (“Buyer”), and Yadkin Bank, a North Carolina banking corporation (“Seller”). Capitalized terms not defined herein shall have the meanings assigned to them in the P&A Agreement (defined below).

Recitals

Whereas, Seller and Buyer have entered into a Purchase and Assumption Agreement dated __________________, 2015 (the “Purchase Agreement”), whereby Seller shall sell and Buyer shall purchase certain assets, and Seller shall assign and Buyer shall assume certain liabilities, including those liabilities defined as Deposits, related to Seller’s branch offices [___________________________________], North Carolina (the “Branches”), all as set forth in the Purchase Agreement; and,

Whereas, some of the Deposits being assumed by Buyer under the Purchase Agreement are held by Seller for the benefit of various individual retirement arrangements and savings plans listed on Exhibit A attached hereto as to which Seller acts as custodian or trustee (the “Custodial/Fiduciary Accounts”); and,

Whereas, under the Purchase Agreement, Seller has agreed to resign as custodian or trustee, and to appoint Buyer as successor custodian or trustee, of the Custodial/Fiduciary Accounts, to the extent Seller is permitted by the documents governing such accounts.

Now, Therefore, in consideration of the mutual covenants and conditions set forth herein and in the Agreement, Seller and Buyer agree as follows:

1.          Seller hereby resigns as custodian/trustee of each Custodial/Fiduciary Accounts, effective as of the Effective Time (as defined in the Purchase Agreement), and, as permitted by the documents governing the same, Seller hereby appoints Buyer as successor custodian or successor trustee, respectively, of each such Custodial/Fiduciary Accounts. Buyer hereby accepts such appointment with respect to each Custodial/Fiduciary Accounts.

Seller has delivered to Buyer as successor custodian/trustee all Records pertaining to the Custodial/Fiduciary Accounts (including without limitation all custodial and fiduciary agreements, beneficiary designations and investment directions), together with certain other information specified in the Purchase Agreement. Unless notified by Seller or by an individual that another custodian or trustee has been appointed for his or her Custodial/Fiduciary Accounts, Buyer shall commence serving as successor custodian or trustee of each Custodial/Fiduciary Accounts as to which it has been appointed as such as provided above, effective as of the Effective Time.

Seller hereby represents and warrants to Buyer that, under the documentation governing each Custodial/Fiduciary Account, Seller has the authority to appoint a successor custodian or successor trustee and that Seller has delivered or will deliver to the appropriate person for each such Custodial/Fiduciary Accounts such notice of Seller’s above resignation and appointment of Buyer as is required by the documentation governing the same, or applicable Treasury Regulations, and any required disclosures incident to such notices.

2.          Subsequent to the Effective Time, and other than as set forth in this Agreement or in the Purchase Agreement, Seller shall have no further responsibility for the administration of those Custodial/Fiduciary Accounts under which Buyer serves as successor custodian or successor trustee, nor for the investment of any accounts maintained under those Custodial/Fiduciary Accounts. Seller shall indemnify and hold Buyer harmless, in accordance with and subject to the Purchase Agreement, as to matters occurring or omissions made by it with respect to the Custodial/Fiduciary Accounts prior to the Effective Time. Subsequent to the Effective Time, Buyer shall discharge the duties of the successor custodian or successor trustee with respect to the Custodial/Fiduciary Accounts as to which it serves as such, and Buyer shall indemnify and hold Seller harmless, in accordance with and subject to the Purchase Agreement, as to matters occurring or omissions made by it during periods in which Buyer serves as such.

3.          As provided in the Purchase Agreement, Seller shall be responsible for all tax information reporting and filing requirements (including Forms 1099 and 5498 reporting) as to all matters pertaining to the Custodial/Fiduciary Accounts on or before the Effective Time, without regard to when any such reporting or filings are required to be made. Buyer shall be responsible for such reporting and filing requirements as to matters pertaining to the Custodial/Fiduciary Accounts following the Effective Time.

4.          This Agreement is subject to the terms and conditions of the Purchase Agreement.

In witness whereof, this Agreement has been executed by the authorized officers of the parties to be effective as of the day first written above.

Select Bank & Trust Company	Yadkin Bank

By:	By:
Name: William L. Hedgepeth II	Name:
Title: President and Chief Executive Officer	Title:

Exhibit A

[insert list of retirement accounts]